UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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EPR Properties

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NOTICE OF 2022 ANNUAL MEETING

OF SHAREHOLDERS

Meeting Information

Date:	May 27, 2022
Time:	11:00 a.m.
Location:	EPR Properties
909 Walnut Street, Suite 200
Kansas City, Missouri 64106

April 14, 2022

Dear Shareholders:

The 2022 annual meeting of shareholders of EPR Properties will be held at our offices at 909 Walnut Street, Suite 200, Kansas City, Missouri 64106 on May 27, 2022 at 11:00 a.m. (local time). At the meeting, our shareholders will vote:

•

To elect Thomas M. Bloch, Peter C. Brown, James B. Connor, Jack A. Newman, Jr., Virginia E. Shanks, Gregory K. Silvers, Robin P. Sterneck, Lisa G. Trimberger and Caixia Ziegler as trustees to serve for a one-year term (Proposal No. 1);

•	To approve our named executive officers’ compensation in an advisory vote (Proposal No. 2); and

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2022 (Proposal No. 3).

Shareholders will also transact any other business that may properly come before the meeting.

All holders of record of our common shares at the close of business on March 7, 2022 are entitled to vote at the meeting or any postponement or adjournment of the meeting.

We are pleased to continue to take advantage of the Securities and Exchange Commission rules that allow companies to furnish their proxy materials to their shareholders over the Internet. As a result, we are mailing to our shareholders a notice instead of a printed copy of this proxy statement and our 2021 annual report to shareholders. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those shareholders can receive a printed copy of our proxy materials, including this proxy statement, our 2021 annual report to shareholders and a form of proxy card or voting instruction form. Continuing to employ this distribution process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

You are cordially invited to attend the meeting in person. Whether or not you intend to be present at the meeting, our Board of Trustees asks that you vote as promptly as possible. You may vote by proxy over the Internet or by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction form. Please review the instructions on each of your voting options described in this proxy statement, as well as in the notice you received in the mail. Your vote is important and all shareholders are encouraged to attend the meeting and vote in person or by proxy.

BY ORDER OF THE BOARD OF TRUSTEES

Craig L. Evans

Executive Vice President, General Counsel and Secretary

909 Walnut, Suite 200      Kansas City, MO 64106      816.472.1700      Toll Free: 888 EPR REIT      Fax: 816.472.5794      www.eprkc.com

Proxy Statement EPR Properties 909 Walnut Street, Suite 200 Kansas City, Missouri 64106

This proxy statement (this “Proxy Statement”) provides information about the 2022 annual meeting of shareholders (the “Annual Meeting”) of EPR Properties (“we,” “us” or the “Company”) to be held at our offices at 909 Walnut Street, Suite 200, Kansas City, Missouri 64106, on May 27, 2022, beginning at 11:00 a.m. (local time), and at any postponements or adjournments of the meeting.

The Notice Regarding the Availability of Proxy Materials and this Proxy Statement and form of proxy are being distributed and made available on or about April 14, 2022.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting Information:

Time and Date:	11:00 a.m. (local time) on Friday, May 27, 2022

Place:	EPR Properties 909 Walnut Street, Suite 200 Kansas City, Missouri 64106

Record Date:	March 7, 2022

Voting:	Only shareholders of record at the close of business on March 7, 2022 are entitled to notice of, and to vote at, the Annual Meeting.

How to Vote:	If you are a shareholder of record, you may vote over the Internet, or by telephone or by mail if you received a printed set of proxy materials, or in person at the Annual Meeting. If you are a beneficial owner of our common shares of beneficial interest held in “street name,” you may vote at the Annual Meeting if you obtain a proxy from your bank, broker or other nominee that holds your shares. You may also vote over the Internet, or by telephone or by mail if you received a printed set of proxy materials.

Attending the Annual Meeting:

All shareholders as of the close of business on the record date, or their duly appointed proxies, may attend the Annual Meeting. Please note that if you hold your shares in “street name” through a broker, bank or other nominee, you will need to bring a legal proxy from your broker, bank or other nominee (the shareholder of record).

2022 Proxy Statement	Page 1

Annual Meeting Agenda and Voting Recommendations:

Proposal		Board’s Voting Recommendation	Page
No. 1	Election of Trustees	“FOR” each trustee nominee	15

The Company is asking shareholders to elect nine trustee nominees to the Board. The Board believes that the nominees possess the necessary experience, qualifications, attributes and skills to serve as trustees.

No. 2	Advisory Vote to Approve NEO Compensation	“FOR”	37
The Company is asking shareholders to approve, on an advisory basis, the compensation for the named executive officers disclosed in these proxy materials.
No. 3	Ratification of Appointment of Independent Registered Public Accounting Firm	“FOR”	76

The Company and the Audit Committee are asking shareholders to ratify the engagement of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

2022 Proxy Statement	Page 2

Trustee Nominees:

The following table provides summary information about each trustee nominee.

Name	Age	Trustee Since	Principal Occupation	Committee Memberships

Thomas Bloch(1)	67	2013	Retired President and Chief Executive Officer of H&R Block, Inc.	Nominating/ Company Governance (Chair) and Compensation and Human Capital

Peter C. Brown(1)	63	2010	Chairman of Grassmere Partners, LLC and Retired Chairman, Chief Executive Officer and President of AMC Entertainment Inc.	Audit and Finance (Chair)

James B. Connor(1)	63	2019	Chairman and Chief Executive Officer of Duke Realty Corporation	Compensation and Human Capital and Nominating/Company Governance

Jack A. Newman, Jr.(1)	74	2009	Owner of Jack Newman Advisory Services and Retired Executive Vice President of Cerner Corporation	Audit (Chair) and Nominating/Company Governance

Virginia E. Shanks(1)	61	2019	Retired Executive Vice President and Chief Administrative Officer of Pinnacle Entertainment, Inc.	Audit and Compensation and Human Capital

Gregory K. Silvers	58	2015	Chief Executive Officer and President of EPR Properties	—

Robin P. Sterneck(1)	64	2013	President of Highland Birch Group	Compensation and Human Capital (Chair) and Nominating/Company Governance

Lisa G. Trimberger(1)	61	2022	Principal and Co-Owner of Mack Capital Investments LLC	Audit and Finance

Caixia Ziegler(1)	49	2022	Managing Director of Real Assets and Sustainable Investments at The John D. and Catherine T. MacArthur Foundation	Finance and Nominating/Company Governance

   (1) Independent Trustee

2022 Proxy Statement	Page 3

Corporate Governance Highlights:

•	All but one of the trustees are independent and meet regularly in executive session.

•

The roles of Chief Executive Officer and Chairman of the Board are separate. The Board announced its intention to elect Gregory K. Silvers, our Chief Executive Officer and President, to the position of Chairman of the Board, and Virginia E. Shanks to the position of Lead Independent Director, in each case, following the Annual Meeting.

•	We have adopted a majority vote standard for the election of trustees.

•	We impose trustee age limits.

•	Only independent trustees are Committee members.

•	The Board has a robust trustee nominee selection process.

•	The Board has share ownership guidelines for trustees and executive officers.

•	The Company has an anti-hedging policy.

•	Board, Committee and trustee performance evaluations are performed annually.

•	The Board and Committees are responsible for risk oversight.

•	The Nominating/Company Governance Committee is responsible for oversight of the Company’s strategy on corporate social responsibility and sustainability.

•	Shareholders are permitted to make amendments to the Bylaws.

•	The Board is not classified and each trustee is subject to reelection at each annual meeting of the shareholders.

•	Each of our trustees attended at least 91% of the meetings of the Board and 90% of the meetings of the Committees on which they served during the 2021 fiscal year.

•	Each of our trustees attended the Company’s 2021 Annual Meeting of Shareholders.

The Continuing Impact of the COVID-19 Pandemic:

Throughout the year, we continued to navigate the COVID-19 pandemic, working closely with tenants. Our properties reopened as vaccines became broadly available and as this happened there was strong pent-up demand for the activities our properties offer. The strength of this consumer-led recovery across our experiential properties was illustrated by our increased level of cash collections throughout the year. As the year progressed, we met the criteria which allowed for early termination of our debt covenant relief and resumption of our monthly cash dividend to common shareholders. In the fourth quarter, we announced several items which enhanced our financial position, including cash collections which exceeded expectations, a new $1.0 billion revolving credit facility and successful issuance of $400.0 million in unsecured notes at a record low coupon for the Company. Our strengthened profile led to rating agency upgrades. With a solidified balance sheet position and an active pipeline, we believe that we are well-positioned to accelerate our growth and expand our portfolio with diversified experiential properties.

We believe that our position is further supported by the fact that our customers offer popular and affordable entertainment and social outlet options, particularly through our theatres, eat & play and cultural venues. Additionally, we believe we benefited from our regional destinations (experiential lodging, ski, attractions and gaming properties) which are drive-to locations that do not require air travel. For a more detailed discussion of our response to the continuing challenges of the COVID-19 pandemic during 2021, see “Compensation Discussion and Analysis – 2021 Results and Accomplishments.”

2022 Proxy Statement	Page 4

Financial Highlights:

The following are financial highlights of 2021:

•	Total revenue was $531.7 million for 2021, representing a 28.2% increase from 2020.

•

Net income available to common shareholders for 2021 was $74.5 million, or $1.00 per diluted common share, compared to net loss available to common shareholders of $155.9 million, or a loss of $2.05 per diluted common share, for 2020.

•	FFO (a non-GAAP financial measure) for 2021 was $225.6 million, or $3.02 per diluted common share, compared to $38.7 million, or $0.51 per diluted common share, for 2020.(1)

•

FFO as adjusted (a non-GAAP financial measure) for 2021 was $231.3 million, or $3.09 per diluted common share, compared to $108.7 million, or $1.43 per diluted common share, for 2020, representing a 116.1% increase in per share results.(1)

•	On July 12, 2021, we elected early termination of the covenant relief period relating to our consolidated credit agreement and certain private placement notes.

•	During the third quarter of 2021, we resumed the payment of our monthly cash dividend at the level of $0.25 per common share.

•	Cash collections from customers continued to improve throughout 2021, reaching 97% of contractual cash revenue(2) for the fourth quarter of 2021.

•

We collected a total of $63.8 million of deferred rent and interest from accrual basis tenants and borrowers and approximately $7.0 million in deferred rent from cash basis tenants and from tenants for which the deferred payments were not previously recognized as revenue.

•

We entered into a new amended and restated $1.0 billion unsecured revolving credit facility that matures in October 2025 with options to extend for a total of 12 additional months, subject to conditions, and subsequent to December 31, 2021, amended our private placement note agreement primarily to capture the improvements in valuation of certain investment types included in our new revolving credit facility.

•	We issued $400.0 million in new senior unsecured notes, and paid off our $400.0 million term loan and $275.0 million of senior notes due in 2023 (including a make-whole premium).

•	We maintained our net debt to gross assets at 38% at December 31, 2021.

(1)

For more information regarding these non-GAAP financial measures and for a reconciliation of these non-GAAP measures to the most directly comparable financial measures prepared in accordance with GAAP, see “Non-GAAP Financial Measures” on pages 53 through 59 in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(2)

Contractual cash revenue is an operational measure and represents aggregate cash payments for which we are entitled under existing contracts, excluding the impact of any temporary abatements or deferrals, percentage rent (rents received over base amounts), non-cash revenue, and revenue from taxable REIT subsidiaries (“TRSs”) and investments in joint ventures.

2022 Proxy Statement	Page 5

Executive Compensation Highlights:

Our Compensation and Human Capital Committee, which we refer to in this Proxy Statement as our Compensation Committee, has designed our executive compensation program to attract and retain quality executives by aligning our executives’ interests with those of our shareholders, motivating our executives to achieve superior performance, and rewarding them for such performance, with the overarching goal of maximizing long-term shareholder value. These key principles are reflected in the specific goals of our executive compensation program:

Align our Executives’ Interests with our Shareholders’ Interests	Motivate and Reward Superior Performance

•  Reward executives for performance on measures designed to preserve or increase shareholder value

•  Use equity-based incentives to ensure that executives focus on business objectives that preserve and build shareholder value

•  Create a balanced and competitive compensation program utilizing base salary, annual incentives, long-term equity-based incentive compensation, and other benefits

•  Emphasize variable performance-based compensation

2022 Proxy Statement	Page 6

To accomplish these goals, our executive compensation program emphasizes performance-based incentive compensation under our annual incentive program and long-term incentive plan payable primarily through equity grants, all of which are considered at-risk. Some of the compensation “best practices” we employ in furtherance of our philosophy include:

What We Do	What We Don’t Do

✓   The majority of total compensation is at-risk and tied to performance (i.e., not guaranteed); fixed salaries comprise a modest portion of each NEO’s overall compensation opportunity

✓   We enhance executive officer retention with time-based, multi-year vesting schedules for certain equity incentive awards

✓   To set variable pay, we establish performance goals for management, assess performance against these goals and compare our performance on key metrics against other comparable triple-net lease REITs

✓   Multi-year, long-term incentive equity awards use relative TSR as principal metrics

✓   We have share ownership guidelines for our executives and trustees

✓   We engage an independent compensation consultant to advise the Compensation Committee, which is comprised solely of independent trustees

✓   We incent executives to elect to receive AI awards in the form of nonvested, restricted common shares instead of cash by valuing the equity award at a premium, further aligning their interests with shareholders

✗  We do not provide our executives and will not provide any new executives with tax gross-ups with respect to payments made in connection with a change of control

✗   We do not allow hedging of Company securities

✗   We do not encourage unnecessary or excessive risk taking as a result of our compensation policies; annual incentive compensation is not based on a single performance metric and we do not have guaranteed minimum payouts

✗  We do not allow for repricing of common share options

✗  We do not provide excessive perquisites; our perquisites are market competitive to incent executive retention

2022 Proxy Statement	Page 7

Corporate Responsibility Highlights:

We strive to operate in a socially responsible and ethical manner. Our Company’s core values both distinguish us and guide our business activities. We foster honesty and respect among our employees, are committed to using resources in an environmentally conscious way, support the communities in which we work and uphold our corporate responsibilities for the benefit of our shareholders. Our Nominating/Company Governance Committee is specifically tasked under its committee charter with overseeing the Company’s strategy on corporate social responsibility and sustainability, including evaluating the impact of Company practices on communities and individuals, and developing and recommending to the Board for approval policies and procedures relating to the Company’s corporate social responsibility and sustainability activities.

Environmental Responsibility Highlights:

•	We discontinued single-use plastic water bottles and encourage the utilization of water machines installed throughout our headquarters.

•	In an effort to reduce and ultimately eliminate single-use plastic in our corporate headquarters, we provide reusable silverware, drinkware and dinnerware.

•

Our waste diversion strategies focus on recycling ink cartridges and aluminum, decreasing paper waste by encouraging employees to use paperless options and donating used office equipment and electronics when possible.

•	We use energy-efficient LED lighting at our headquarters with a significant portion that operate on an automatic lighting control system.

•	We strive to equip our headquarters with energy-efficient electronics and IT equipment.

•

We encourage our employees to seek out ways to decrease their daily environmental impact by walking or using mass transit. In addition, bike parking areas and electric car charging spaces are available within our building complex. Our Company also permits employees to telecommute.

•

We conduct extensive environmental due diligence on potential acquisitions as part of our underwriting process to determine if there are any recognized environmental conditions that affect our properties.

•	We encourage environmentally friendly practices and seek to educate our tenants regarding the importance of sustainability.

Social Responsibility Highlights:

We offer a variety of programs aimed at bettering the lives of our staff:

•	Our benefits include competitive base pay, performance-based restricted stock awards and a 401(k) with a robust company match.

•	We support our employees’ physical and mental health through paid parental leave, industry-leading health care benefits, unlimited sick leave, flexible paid time off and employee assistance programs.

•	We offer yearly wellness reimbursements, an on-site fitness center and fully stocked kitchens.

•	We provide opportunities for our associates to learn and thrive as professionals, including educational reimbursement, mentorship, executive coaching and ongoing professional development.

2022 Proxy Statement	Page 8

•

Our Company’s charitable giving program, EPR Impact, is a key cornerstone of our social responsibility. EPR Impact’s annual budget includes a pool of funds to support employee-directed contributions to nonprofit organizations where an employee is personally involved.

•	We match employee contributions annually up to a given amount for contributions from their personal funds to nonprofit organizations.

•	We also offer paid volunteer time, giving employees the chance to volunteer together during work hours and on dedicated days of service.

•

We respect people as individuals in all facets of our work. We promote diversity, equal opportunity and inclusion and do not tolerate discrimination, corruption or harassment and value human rights, regardless of race, color, religion, national origin, citizenship, marital status, gender, gender identity, gender expression, sexual orientation, age, disability, veteran status or other characteristics protected by law.

•

We believe that a safe and secure work environment is critical to the success of our business and encourage employee input and ongoing education about safety and security issues to protect those in our corporate office and hold vendors and consultants accountable to our standards.

•

Our Board has adopted a Human Rights Policy that addresses our commitment to diversity and inclusion, a safe and healthy workplace, workplace security, and other rights and protections relating to labor and the workplace.

•	Our policies and procedures embrace best practices for cybersecurity. Third-party vendors complement our processes by conducting independent cybersecurity testing and suggesting future enhancements.

2022 Proxy Statement	Page 9

ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

Why am I receiving these materials?

We have made these materials available to you over the Internet or, upon your request, have delivered printed copies of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at the Annual Meeting, which will take place on Friday, May 27, 2022. As a shareholder, you are invited to attend the Annual Meeting and vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission (the “SEC”) and that is designed to assist you in voting your shares.

What is included in the proxy materials?

The proxy materials include:

•	This Proxy Statement for the Annual Meeting; and

•	Our 2021 annual report to shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “Annual Report”).

If you received a printed copy of these materials by mail, the proxy materials also include a proxy card or a voting instruction form for the Annual Meeting.

What am I voting on?

Our Board of Trustees (also referred to herein as the “Board”) is soliciting your vote for:

•

The election of Thomas M. Bloch, Peter C. Brown, James B. Connor, Jack A. Newman, Jr., Virginia E. Shanks, Gregory K. Silvers, Robin P. Sterneck, Lisa G. Trimberger and Caixia Ziegler as trustees to serve for a one-year term (Proposal No. 1);

•	The approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in these materials (the “say-on-pay” vote) (Proposal No. 2); and

•	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2022 (Proposal No. 3).

What are the Board’s recommendations?

The Board recommends you vote:

•

“FOR” the election of Thomas M. Bloch, Peter C. Brown, James B. Connor, Jack A. Newman, Jr., Virginia E. Shanks, Gregory K. Silvers, Robin P. Sterneck, Lisa G. Trimberger and Caixia Ziegler as trustees to serve for a one-year term (Proposal No. 1);

•	“FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in these materials (Proposal No. 2); and

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2022 (Proposal No. 3).

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders. All shareholders will have the ability to access the proxy materials on the

2022 Proxy Statement	Page 10

website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

If I share an address with another shareholder, and we received only one paper copy of the proxy materials, how may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we are delivering a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure reduces our printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to any shareholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, shareholders may write or call us at the following address and telephone number:

EPR Properties

Attention: Secretary

909 Walnut Street, Suite 200

Kansas City, Missouri 64106

(816) 472-1700

Shareholders who hold shares in “street name” (as described below) may contact their broker, bank or other similar nominee to request information about householding.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•	View on the Internet the Company’s proxy materials for the Annual Meeting; and

•	Instruct the Company to send future proxy materials to you by email.

Our proxy materials are also available on the Internet at www.envisionreports.com/EPR.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who is entitled to vote at the meeting?

Holders of record of our common shares at the close of business on March 7, 2022 (the “Record Date”), are entitled to receive notice of the Annual Meeting and to vote their common shares held on that date at the meeting or any postponements or adjournments of the Annual Meeting. On the Record Date, 74,968,334 common shares of the Company were outstanding.

How many votes do I have?

On each matter presented at the Annual Meeting, you are entitled to one vote for each common share owned by you at the close of business on the Record Date.

2022 Proxy Statement	Page 11

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares, and we sent the Notice directly to you. If you requested printed copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a broker, bank or other nominee, then you are the beneficial owner of those shares in “street name,” and the Notice was forwarded to you by your broker, bank or other nominee who is considered the shareholder of record with respect to those shares. As a beneficial owner, you have the right to instruct your broker, bank or other nominee on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.” If you request printed copies of the proxy materials by mail, you will receive a vote instruction form.

If I am a shareholder of record of the Company’s shares, how do I vote?

There are four ways to vote:

•	In Person. If you are a shareholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the proxy card.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

There are four ways to vote:

•

In Person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the broker, bank or other nominee that holds your shares. Please contact your broker, bank or other nominee for instructions regarding obtaining a legal proxy.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the vote instruction form.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of our common shares outstanding on the Record Date will constitute a quorum, permitting the Annual Meeting to proceed. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

2022 Proxy Statement	Page 12

How are proxies voted?

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.

What happens if I do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2022 (Proposal No. 3) is a matter considered routine under applicable rules. A broker, bank or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 3.

The election of trustees (Proposal No. 1) and the say-on-pay vote (Proposal No. 2) are matters considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposal Nos. 1 and 2.

How many votes are needed to approve each item?

We have adopted a majority vote standard for the election of trustees. The affirmative vote of a majority of votes cast at the Annual Meeting is required for the election of trustees (Proposal No. 1). This means that the number of shares voted “FOR” each trustee nominee must exceed the number of votes “WITHHELD” from that trustee nominee in order for that nominee to be elected.

The affirmative vote of a majority of votes cast at the Annual Meeting is required to: (i) approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in these materials (Proposal No. 2); and (ii) ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2022 (Proposal No. 3). This means that the number of shares voted “FOR” each proposal must exceed the number of votes “AGAINST” that proposal in order for that proposal to be approved.

2022 Proxy Statement	Page 13

How are abstentions and broker non-votes counted?

Abstentions or withhold votes and broker non-votes will be counted to determine whether there is a quorum present. Each trustee nominee is elected by the affirmative vote of a majority of the votes cast for the election of that trustee nominee at the Annual Meeting. Only votes “FOR” or “WITHHELD” with respect to each trustee nominee are counted as votes cast. Broker non-votes are not counted as votes cast and will be entirely excluded from the vote and will have no effect on its outcome.

The proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in these materials (Proposal No. 2) and the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2022 (Proposal No. 3) each require the affirmative vote of a majority of the votes cast for that proposal at the Annual Meeting. Only votes “FOR” or “AGAINST” each proposal are counted as votes cast. Abstentions and broker non-votes are not counted as votes cast and will be entirely excluded from the vote and will have no effect on its outcome.

What is the effect of the advisory vote?

The vote of the shareholders regarding the compensation of our named executive officers as disclosed in these materials (Proposal No. 2) is an advisory vote, and the result will not be binding on the Board of Trustees or the Company. However, the Board and the Compensation Committee, which is comprised of independent trustees, will consider the outcome of the vote when making future executive compensation decisions.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date via the Internet or by telephone (in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or vote instruction form with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s Secretary a written notice of revocation prior to the Annual Meeting.

Does the Company have a policy for confidential voting?

We have a confidential voting policy. Your proxy will be kept confidential and will not be disclosed to third parties, other than our inspector of election and personnel involved in processing the proxy instructions, ballots and voting tabulations, except where disclosure is mandated by law and in other limited circumstances.

Where can I find the voting results of the Annual Meeting?

The Company intends to announce preliminary voting results at the Annual Meeting and disclose final results in a current report on Form 8-K or quarterly report on Form 10-Q filed with the SEC within four business days after the Annual Meeting. If final results are not yet known within that four business day period, the Company will disclose preliminary voting results in a Form 8-K and file an amendment to the Form 8-K to disclose the final results within four business days after such final results are known.

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COMPANY GOVERNANCE

Proposal No. 1 – Election of Trustees

What are you voting on?	The Board has nominated Thomas M. Block, Peter C. Brown, James B. Connor, Jack A. Newman, Jr., Virginia E. Shanks, Gregory K. Silvers, Robin P. Sterneck, Lisa G. Trimberger and Caixia Ziegler to serve as trustees for terms expiring at the next annual meeting of shareholders or until their successors are duly elected and qualified.

The Board of Trustees currently consists of eleven members. Mses. Trimberger and Ziegler were elected to the Board in February 2022 in anticipation of Robert Druten and Barrett Brady retiring from the Board upon expiration of their current terms at the Annual Meeting in accordance with the Company’s trustee age limit policy under its Company Governance Guidelines. The Board has approved reducing its size to nine members effective immediately upon the retirement of Messrs. Druten and Brady from the Board at the Annual Meeting. The nominees, Messrs. Bloch, Brown, Connor, Newman and Silvers and Mses. Shanks, Sterneck, Trimberger and Ziegler have been nominated upon the recommendation of the Nominating/Company Governance Committee, which is comprised solely of independent trustees. Each of the nominees is currently serving as a trustee of the Company. If they are elected, each of the nominees will continue to serve for terms expiring at the next annual meeting of shareholders or until their successors are duly elected and qualified. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them in accordance with the shareholder’s instruction or, if no instruction is made, for the election of the Board’s nominees for trustee.

Vote Required

Each trustee nominee who receives a majority of the votes cast in favor of such trustee nominee’s election (i.e., the number of shares voted “FOR” a trustee nominee must exceed the number of shares “WITHHELD” from that trustee nominee, excluding abstentions) will be elected a trustee, in an uncontested election.

The Company’s Trustee Resignation Policy provides that any trustee nominee who does not receive a majority of votes cast in favor of such trustee nominee’s election must promptly tender his or her irrevocable resignation to the Company’s Board, subject only to the condition that the Board accept the resignation. The Board and the Nominating/Company Governance Committee must consider and act on the resignation, as more fully described under “Additional Information Concerning the Board of Trustees – Mandatory Trustee Resignation Policy.”

Your Board recommends a vote “FOR” the election of Thomas M. Bloch, Peter C. Brown, James B. Connor, Jack A. Newman, Jr., Virginia E. Shanks, Gregory K. Silvers, Robin P. Sterneck, Lisa G. Trimberger and Caixia Ziegler as trustees.

Here is a brief description of the backgrounds and principal occupations of all nine individuals nominated for election as trustees.

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Trustee Nominees

(Serving and Nominated for a Term Expiring at the 2023 Annual Meeting)

Thomas M. Bloch	Trustee since: 2013 and Nominee	Age: 67	Independent

Mr. Bloch retired as President and Chief Executive Officer of H&R Block, Inc. in 1995, after a nineteen-year career with the company. He began teaching math in Kansas City’s urban core in 1995 and then in 2000 co-founded University Academy, an urban college preparatory public charter school. Until 2013, Mr. Bloch served in numerous positions at the nationally recognized charter school, including as President of the Board for its first ten years and as a teacher. A past Chairman of the University of Missouri-Kansas City (UMKC) Trustees and the UMKC Foundation, he currently serves as Chairman of the Marion and Henry Bloch Family Foundation, and the H&R Block Foundation. He is the author of two books, Stand for the Best and Many Happy Returns. Mr. Bloch graduated cum laude from Claremont McKenna College in Claremont, California in 1976.

Peter C. Brown	Trustee since: 2010 and Nominee	Age: 63	Independent

Mr. Brown is Chairman of Grassmere Partners, LLC, a private investment firm. Prior to founding Grassmere Partners, Mr. Brown served as Chairman of the Board, Chief Executive Officer and President of AMC Entertainment Inc., one of the world’s leading theatrical exhibition and entertainment companies, from July 1999 until his retirement in February 2009. He joined AMC in 1990 and served as AMC’s President from January 1997 to July 1999, and Senior Vice President and Chief Financial Officer from 1991 to 1997. Mr. Brown served as the non-executive Chairman of the Board of Trustees of the Company from 1997 to 2003. Mr. Brown currently serves on the board of directors and audit and finance committees of Lumen Technologies, Inc., a NYSE-listed global communications and technology company that delivers a platform for applications and data to consumers, businesses, governments and communities. He also serves on the board of directors and audit, compensation and nominating committees of Cinedigm Corp., a NASDAQ-listed provider of premium content, streaming channels and technology services to the world’s largest media, technology and retail companies. Mr. Brown has also previously served on the boards of National CineMedia, Inc., Midway Games, Inc., LabOne, Inc., Protection One, Inc. and CEC Entertainment, Inc. Mr. Brown is a graduate of the University of Kansas.

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James B. Connor	Trustee since: 2019 and Nominee	Age: 63	Independent

Mr. Connor is the Chairman, Chief Executive Officer and a member of the Board of Directors of Duke Realty Corporation. Prior to being named Chairman and Chief Executive Officer, Mr. Connor held various senior management positions with Duke Realty Corporation, including President and Chief Executive Officer from January 1, 2016 through April 25, 2017, Senior Executive Vice President and Chief Operating Officer from 2013 to 2015, Senior Regional Executive Vice President from 2011 to 2013, and Executive Vice President Midwest region from 2003 to 2010. Prior to joining Duke Realty Corporation in 1998, Mr. Connor held numerous executive and brokerage positions with Cushman & Wakefield, most recently serving as Senior Managing Director for the Midwest area. Mr. Connor serves as a Trustee for Roosevelt University in Chicago and is also on the Advisory Board of the Marshall Bennett Institute of Real Estate at Roosevelt University. Mr. Connor is also a member of the Board of Governors of the National Association of Real Estate Investment Trusts and the Real Estate Round Table and serves as a director of the Central Indiana Corporate Partnership. Mr. Connor has a Bachelor’s Degree in Business Administration and Real Estate Finance from Western Illinois University.

Jack A. Newman, Jr.	Trustee since: 2009 and Nominee	Age: 74	Independent

Mr. Newman currently runs his own company, Jack Newman Advisory Services, through which he offers strategy and general business consulting services. Prior to establishing this entity in 2008, Mr. Newman served for over 12 years as Executive Vice President for Cerner Corporation, a NASDAQ-listed health care information systems and knowledge services company. Prior to joining Cerner Corporation, Mr. Newman spent 22 years with KPMG LLP, including 14 years as a partner, the last four of which he served as National Partner-in-Charge of KPMG LLP’s Health Care Strategy Practice. He serves on four other boards, one of which is the legal board of Enterprise Bank and Trust, the banking subsidiary of Enterprise Financial Services Corp., a NASDAQ-listed financial holding company. Mr. Newman formerly served on the board of directors of Ferrellgas Partners, L.P., a NYSE-listed distributor of propane and related equipment and supplies. Mr. Newman is a C.P.A., has a Bachelor of Arts degree from Benedictine College and a Master’s degree in Public Administration from the University of Missouri-Kansas City.

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Virginia E. Shanks	Trustee since: 2019 and Nominee	Age: 61	Independent

Ms. Shanks served as a Strategic Advisor for Penn National Gaming, Inc., a NASDAQ-listed casino entertainment company (“Penn National”), from October 2018 until January 2020. She previously served as Executive Vice President and Chief Administrative Officer of Pinnacle Entertainment, Inc. (“Pinnacle”), a casino entertainment company, from July 2013 until October 15, 2018 when Pinnacle merged with Penn National. From October 2010 to June 2013, Ms. Shanks served as Executive Vice President and Chief Marketing Officer of Pinnacle. Prior to joining Pinnacle, she was Chief Marketing Officer for Multimedia Games Inc. from 2008 to 2010. Prior to 2008, Ms. Shanks held senior executive positions for more than 25 years at the property, division and corporate levels of Caesars Entertainment Corp., including Senior Vice President of Brand Management. Ms. Shanks serves on the board of directors and the audit, compensation and innovation committees of Altria Group, Inc., a NYSE-listed producer and marketer of tobacco, cigarettes and related products. Ms. Shanks received a B.S. from the University of Nevada.

Gregory K. Silvers	Trustee since: 2015 and Nominee	Age: 58

Mr. Silvers was appointed as our Chief Executive Officer and President in February 2015. Prior to being appointed as our Chief Executive Officer and President, Mr. Silvers served as our Executive Vice President since February 2012, Chief Operating Officer since 2006 and Chief Development Officer since 2001. Mr. Silvers previously served as our Vice President from 1998 until February 2012 and as our Secretary and General Counsel from 1998 until October 2012. From 1994 to 1998, he practiced with the law firm of Stinson LLP specializing in real estate law. Mr. Silvers received his J.D. in 1994 from the University of Kansas.

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Robin P. Sterneck	Trustee since: 2013 and Nominee	Age: 64	Independent

Ms. Sterneck runs her own company, Highland Birch Group, a private business consulting firm, and splits her time as co-owner with Sterneck Capital Management, LLC. Prior to founding Highland Birch Group, Ms. Sterneck served in various capacities at Swiss Reinsurance (“Swiss Re”), a leading wholesale provider of reinsurance, insurance and other insurance-based forms of risk transfer, including serving as Managing Director, Head of Global Talent from January 2009 until her retirement in September 2009, and as Managing Director, Head of Commercial Insurance from 2006 until 2009. Ms. Sterneck joined Swiss Re upon its acquisition of GE Insurance Solutions in 2006. Prior to the acquisition, Ms. Sterneck served in a number of positions at GE Insurance Solutions beginning in 1999, including Head of the Commercial Insurance Division, a member of the Executive Leadership Team and a Global Marketing Leader. She also served as Senior Vice President of GE Capital from 1996 until 2006, and she previously held a number of positions with various subsidiaries of General Electric Co. (“GE”). Prior to joining GE in 1996, Ms. Sterneck spent 15 years in investment banking and public finance, including serving as Managing Director of Public Finance for Clayton Brown & Associates and as Senior Vice President for Shearson Lehman Brothers. Ms. Sterneck currently serves and has served on numerous non-profit and private company boards. She is a National Association of Corporate Directors (“NACD”) Board Leadership Fellow. NACD Fellowship is a comprehensive and continuous program of study that empowers directors with the latest insights, intelligence and leading boardroom practices. Ms. Sterneck received a B.S. in Science from Trinity College of Vermont and an M.B.A. from Tulane University.

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Lisa G. Trimberger	Trustee since: 2022 and Nominee	Age: 61	Independent

Ms. Trimberger is a principal and co-owner of a private investment company, Mack Capital Investments LLC. Ms. Trimberger retired as an audit partner of Deloitte & Touche LLP in 2014 after 31 years with the firm. As a lead client service and audit partner, Ms. Trimberger audited and consulted with the management and boards of publicly traded companies, including real estate investment trusts, and worked on significant corporate transactions and control and risk-assessment matters. During her tenure at Deloitte & Touche LLP, Ms. Trimberger served as co-chair of the Nominating Committee of the Board of Directors and as a leader of the firm’s National Women’s Initiative for the development and retention of women professionals. She currently serves on the board, as chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee of Corporate Office Properties Trust (NYSE: OFC) that owns, manages, leases, develops and acquires office and data center shell properties. She also serves on the board, as chair of the Audit Committee and a member of the Remuneration Committee of Luxfer Holdings PLC (NYSE: LXFR), a global industrial company in highly-engineered advanced materials. Ms. Trimberger is a member of the NACD and the National Association of Real Estate Investment Trusts. She is an NACD Board Leadership Fellow and earned the CERT Certificate in Cybersecurity Oversight as developed by NACD, Ridge Global and Carnegie Mellon University’s CERT division. Ms. Trimberger has also completed the Women’s Director Development Executive Program at J.L. Kellogg School of Management of Northwestern University. Ms. Trimberger holds a B.S. degree in Accounting from St. Cloud State University and is a certified public accountant.

Caixia Ziegler	Trustee since: 2022 and Nominee	Age: 49	Independent

Ms. Ziegler has been the Managing Director of Real Assets and Sustainable Investments at The John D. and Catherine T. MacArthur Foundation (the “MacArthur Foundation”) since 2022 and prior to 2022 as Managing Director of Real Assets since 2017. Prior to joining the MacArthur Foundation, she was Head of Real Estate at the Ford Foundation between 2014 and 2017. Between 2004 and 2014, she held investment management positions at the National Railroad Retirement Investment Trust (“NRRIT”), including Director of Global Real Assets. Prior to joining NRRIT, she spent six years with United Technologies Corporation in various treasury, finance and investment positions. Ms. Ziegler holds a Bachelor’s degree in International Business from Xiamen University and an MBA from Wake Forest University.

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The Nominating/Company Governance Committee has identified particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole, in light of the Company’s current needs and the business priorities.

The following table summarizes certain key characteristics of the Company’s business and the associated qualifications, attributes, skills and experience that the Nominating/Company Governance Committee believes should be represented on the Board.

Business Characteristics	Qualifications, Attributes, Skills and Experience
The Company’s business involves complex financial transactions and accounting issues.	• High level of financial literacy. • Relevant CEO/President experience. • Relevant CFO/COO experience.
Real estate investment and development is the core focus of the Company’s business.	• Extensive knowledge of the real estate industry.

The Company’s business involves the acquisition and development of experiential real estate, including theatres, eat & play, ski, attractions, experiential lodging, gaming, fitness & wellness, cultural and live venues.

•   Extensive knowledge of the experiential industry, including one or more of the following categories: theatres, eat & play, ski, attractions, experiential lodging, gaming, fitness & wellness, cultural, and live venues.

The Company’s business involves accessing the capital markets on a regular basis.	• Extensive knowledge of public debt and equity markets. • Extensive knowledge of credit markets.
The Company is experiencing rapid growth and plans to continue expanding investments to address new and developing trends in experiential real estate.

•   Diversity of race, ethnicity, gender, age, cultural background or professional experience.

•   Extensive knowledge of strategic planning and organizational design.

•   Specific in-depth knowledge of consumer discretionary industries.

•   Extensive knowledge of human capital management.

The Board’s responsibilities include understanding and overseeing the various risks facing the Company and ensuring that appropriate policies and procedures are in place to effectively manage risk.	• Risk oversight/management expertise.
The Company must comply with complex regulatory requirements and is committed to strong and transparent corporate governance practices.	• Independence. • Extensive knowledge of public company corporate governance matters. • Legal or regulatory experience.

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Set forth below is a chart listing each of the specific qualifications, attributes, skills and experiences discussed above. While we look to each trustee to be knowledgeable in these areas, an “X” in the chart indicates the specific qualification, attribute, skill or experience that each trustee brings to the Board. The lack of an “X” for a particular item does not mean that the trustee does not possess that qualification, attribute, skill or experience.

Qualifications, Attributes, Skills and Experience
High level of financial literacy	X	X	X	X	X	X	X	X	X
Relevant CEO/President experience	X	X	X			X
Relevant CFO/COO experience	X	X	X	X		X	X
Extensive knowledge of the real estate industry		X	X			X		X	X

Extensive knowledge of the experiential industry,
including one or more of the following categories:
theatres, eat & play, ski, attractions, experiential
lodging, gaming, fitness & wellness, cultural, and live
venues

		X			X	X			X
Extensive knowledge of public debt and equity markets		X	X			X	X		X
Extensive knowledge of credit markets		X	X			X
Skills dealing with diversity of race, ethnicity, gender, age, cultural background or professional experience	X	X	X	X	X	X	X	X	X
Extensive knowledge of strategic planning and organizational design	X	X	X	X	X	X	X
Exposure to, or specific in-depth knowledge of, consumer discretionary industries		X			X
Risk oversight/management expertise	X	X	X	X	X	X	X	X	X
Independence	X	X	X	X	X		X	X	X
Extensive knowledge of public company corporate governance matters	X	X	X	X	X	X	X	X
Extensive knowledge of human capital management							X
Legal or regulatory experience				X	X	X	X

The Nominating/Company Governance Committee and the Board of Trustees have evaluated the specific experience, qualifications, attributes, and skills of each nominee and trustee to determine that such person should serve as a trustee of the Company at this time. In doing so, the Nominating/Company Governance Committee and the Board focused primarily on the credentials described above.

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Particular consideration was given to the many years of experience each nominee and trustee has in real estate, finance and the entertainment, recreation and education businesses, and the diversity of experience, background and other relevant distinctions among the trustees. The Nominating/Company Governance Committee and the Board believe that such experience and diversity are vital in order to quickly identify, understand, and address new trends, challenges, and opportunities for the Company.

The Nominating/Company Governance Committee and the Board also recognized the value of participation by each of the current members of the Board in the NACD, and particularly their access to NACD resources, presentations and updates regarding company governance, executive compensation, risk oversight and strategic planning. The Nominating/Company Governance Committee and the Board believe that these resources ensure that our trustees are fully informed of current issues and best governance practices.

Each of Messrs. Bloch, Brown, Connor, Newman and Silvers and Mses. Shanks, Sterneck, Trimberger and Ziegler has consented to serve on the Board of Trustees. If any nominee should become unavailable to serve as a trustee, the Board of Trustees or the Nominating/Company Governance Committee may designate a substitute nominee or may elect to keep the vacancy unfilled. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board of Trustees or the Nominating/Company Governance Committee.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF TRUSTEES

Our Board of Trustees is committed to effective company governance. We have adopted Company Governance Guidelines, Independence Standards for Trustees and a Code of Business Conduct and Ethics for all officers, employees and trustees. Those documents and the charters of our Audit Committee, Nominating/Company Governance Committee, Finance Committee and Compensation Committee may be found on the Company Governance page within the Corporate Responsibility section of our website at www.eprkc.com and are available in print to any shareholder or interested party who requests them. Requests for printed copies of our Company Governance Guidelines, Independence Standards for Trustees, Code of Business Conduct and Ethics or any charters of our Board committees should be submitted in writing to the Secretary of the Company at 909 Walnut Street, Suite 200, Kansas City, Missouri 64106.

Company Governance Guidelines and Code of Business Conduct and Ethics

Our Company Governance Guidelines address a number of topics, including the role and responsibilities of our Board, the qualifications of independent trustees, the ability of shareholders and interested parties to communicate directly with the independent trustees, Board committees, separation of the offices of Chairman and Chief Executive Officer, trustee compensation, and management succession. Our Nominating/Company Governance Committee reviews our Company Governance Guidelines on a periodic basis to ensure their continued effectiveness.

We have also adopted a Code of Business Conduct and Ethics that applies to our Chief Executive Officer, Chief Financial Officer, and all other officers, employees and trustees. We intend to disclose any changes in or waivers from our Code of Business Conduct and Ethics by posting such information on our website or by filing a Form 8-K with the SEC.

Trustee Independence

Our Company Governance Guidelines and the NYSE’s governance rules require that a majority of our trustees be independent. To qualify as independent for this purpose, our Board must affirmatively determine that a trustee has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). To assist our Board

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in making this determination, the Board has used our Independence Standards for Trustees as categorical standards to evaluate the independence of our independent trustees. Using those standards, the Board reviewed the independence of each of our trustees and trustee nominees. Based upon that review, the Board has affirmatively determined that each of our trustees and trustee nominees, except Mr. Silvers, has no material relationship with the Company and is thus independent in accordance with our Company Governance Guidelines and NYSE rules.

The following is a summary of our Independence Standards for Trustees. For a complete description of those standards, please review our Independence Standards for Trustees on the Company Governance page within the Corporate Responsibility section of our website at www.eprkc.com.

•	A trustee is not independent if:

•

The trustee is, or has been within the last 3 years, an employee of the Company, or an immediate family member of the trustee is, or has been within the last 3 years, an executive officer of the Company,

•

The trustee has received, or has an immediate family member who has received, during any 12-month period within the last 3 years, more than $100,000 in direct compensation from the Company, other than trustee and committee fees and pensions or other forms of deferred compensation (provided such compensation is not contingent on future service),

•

(A) The trustee or an immediate family member is a current partner of the firm that is our internal or external auditor, (B) the trustee is a current employee of such firm, (C) the trustee has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (D) the trustee or an immediate family member was within the last 3 years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time,

•

The trustee or an immediate family member is, or has been within the last 3 years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves on that company’s compensation committee, or

•

The trustee is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last 3 years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

•

A person who is an executive officer or affiliate of an entity that provides non-advisory financial services such as lending, check clearing, maintaining customer accounts, stock brokerage services or custodial and cash management services to the Company or its affiliates may be determined by the Board of Trustees to be independent if the following conditions are satisfied:

•	The entity does not provide financial advisory services to the Company,

•	The annual interest and/or fees payable to the entity by the Company do not exceed the numerical limitation described above,

•	Any loan provided by the entity is made in the ordinary course of business of the Company and the lender and does not represent the Company’s principal source of credit or liquidity,

•

The trustee has no involvement in presenting, negotiating, underwriting, documenting or closing any such non-advisory financial services and is not compensated by the Company, the entity or any of its affiliates in connection with those services,

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•

The Board affirmatively determines that the terms of the non-advisory financial services are fair and reasonable and advantageous to the Company and no more favorable to the provider than generally available from other providers,

•	The provider is a recognized financial institution, non-bank commercial lender or securities broker,

•	The trustee abstains from voting as a trustee to approve the transaction, and

•

All material facts related to the transaction and the relationship of the person to the provider are disclosed by the Company in its reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and proxy statement.

•

No person who serves, or whose immediate family member serves, as a partner, member, executive officer or in a comparable position of any firm providing accounting, consulting, legal, investment banking or financial advisory services to the Company, or as a securities analyst covering the Company, will be considered independent until after the end of that relationship.

•

No person who is, or who has an immediate family member who is, an officer, director, more than 5% shareholder, partner, member, attorney, consultant or affiliate of any tenant of the Company or any affiliate of such tenant will be considered independent until three years after the end of the tenancy or such relationship.

Mandatory Trustee Resignation Policy

The Company’s Trustee Resignation Policy provides that any trustee nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election must promptly tender his or her written offer of resignation to the Board following certification of the shareholder vote from the meeting at which the election occurred. The policy applies only to uncontested elections of trustees, which is defined as any election in which the number of trustee nominees for election does not exceed the number of trustees to be elected. Once such a resignation is tendered, the Nominating/Company Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation. The Board will then act on the tendered resignation, taking into account the recommendation of the Nominating/Company Governance Committee, and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within ninety days from the date of the certification of the election results. The Nominating/Company Governance Committee in making its recommendation, and the Board in making its decision, may consider any factors or other information that it considers appropriate and relevant. The trustee who tenders his or her resignation is not permitted to participate in the proceedings of the Nominating/Company Governance Committee or the decision of the Board with respect to his or her resignation. If the Board accepts a trustee’s resignation, or if a non-incumbent nominee for trustee is not elected, then the Board may fill the vacant position or decrease the size of the Board in accordance with the Company’s Bylaws.

In addition, our Company Governance Guidelines provide that any trustee who experiences any significant change in their personal circumstances, including a change in their principal job or professional responsibilities, must submit a letter of resignation to the Board to be effective on acceptance by a majority of the disinterested members of the Board at a meeting thereof duly called and held.

Trustee Age Limit

Our Company Governance Guidelines provide that the Nominating/Company Governance Committee will not recommend for election to the Board any incumbent trustee who has turned, or prior to the Company’s next annual meeting of shareholders will turn, 75 years of age.

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Frequency of Board Meetings

The Board of Trustees met 11 times in 2021. All trustees attended every meeting of the Board, except two trustees were each unable to attend one meeting of the Board. All trustees attended every meeting of the committees on which they served during 2021, except that one trustee was unable to attend one committee meeting. Our trustees discharge their responsibilities throughout the year, not only at Board of Trustees and committee meetings, but also through personal meetings, actions by unanimous written consent and communications with members of management and others regarding matters of interest and concern to the Company.

Executive Sessions

The independent trustees meet regularly in separate executive sessions without management. Mr. Druten, as independent Chairman, serves as the presiding trustee during those sessions. As discussed below, the Board intends to elect Mr. Silvers as executive Chairman and Ms. Shanks as Lead Independent Trustee immediately following the Annual Meeting, following which Ms. Shanks will serve as presiding trustee during those sessions.

Shareholder Communications with the Board

Any shareholder or interested party is welcome to send a written communication to the non-management trustees about any matter of interest related to the Company. A shareholder or interested party may communicate with the non-management trustees by either sending a letter to our address listed on the cover page of this Proxy Statement, or by visiting the Corporate Governance page within the Corporate Responsibility section of our website at www.eprkc.com, clicking on the link under the heading “Anonymously Report,” and following the instructions for making a confidential submission. Such written or electronic communication will be forwarded directly to the non-management trustees and will not be screened by management. Shareholders may also make proposals and nominate candidates for trustee for consideration at any annual meeting in accordance with the procedures described in “Shareholder Proposals, Trustee Nominations and Related Bylaw Provisions” below.

Board Committees

The Board of Trustees has established an Audit Committee, a Nominating/Company Governance Committee, a Finance Committee and a Compensation Committee. Under our Company Governance Guidelines, members of the Audit Committee, Compensation Committee and Nominating/Company Governance Committee must satisfy the NYSE’s independence requirements in addition to certain requirements applicable specifically to the Audit Committee and Compensation Committee. Copies of the committee charters may be obtained by visiting the Company Governance page within the Corporate Responsibility section of our website at www.eprkc.com.

Audit Committee. The Board of Trustees has appointed an Audit Committee consisting of Messrs. Brown, Druten and Newman and Mses. Shanks and Trimberger. The Board of Trustees has determined that all the committee members are independent in accordance with our Company Governance Guidelines and NYSE rules. The committee members also meet the additional independence standards of Exchange Act Rule 10A-3. The Board of Trustees has determined that Messrs. Brown, Druten and Newman and Mses. Shanks and Trimberger are “audit committee financial experts,” as defined by the SEC rules, by virtue of their experience and positions held as described elsewhere in this proxy statement. Mr. Newman serves as the Chair of the Audit Committee. The committee met four times in 2021.

The primary responsibility of the Audit Committee is to assist the Board’s oversight of the quality and integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and

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regulatory requirements, the qualifications and independence of the Company’s independent registered public accounting firm, the performance of the Company’s internal audit function and registered independent public accounting firm and review of the Company’s annual budget. The registered independent public accounting firm is responsible for auditing the Company’s annual consolidated financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles. The independent registered public accounting firm is also responsible for auditing the effectiveness of management’s internal control over financial reporting and expressing an opinion on the effectiveness of its internal control over financial reporting.

The Audit Committee has sole authority to engage the independent registered public accounting firm to perform audit services (subject to shareholder ratification), audit-related services, tax services and permitted non-audit services and the authorization of the payment of fees therefor. The independent registered public accounting firm reports directly to the committee and is accountable to the committee.

The Audit Committee has adopted policies and procedures for the pre-approval of the performance of services by the independent registered public accounting firm on behalf of the Company. Those policies generally provide that:

•

The performance by the firm of any audit services, audit-related services, tax services or other permitted non-audit services, and the related fees, must be specifically pre-approved by the committee or, in the absence of one or more of the committee members, a designated member of the committee;

•	Pre-approvals must take into consideration, and be conducted in a manner that promotes, the effectiveness and independence of the firm; and

•	Each particular service to be approved must be described in detail and be supported by detailed back-up documentation.

The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm to audit the 2022 consolidated financial statements and internal control over financial reporting for 2022, subject to shareholder ratification, and has engaged KPMG to perform specific tax return preparation and compliance, tax consulting and tax planning services during 2022. See “Proposal No. 3: Ratification of Appointment of Independent Registered Public Accounting Firm.”

The Audit Committee does not itself prepare financial statements or perform audits, and its members are not accountants or certifiers of the Company’s financial statements. The members of the Audit Committee are not professionally engaged in the practice of accounting and may not be experts in the field of accounting or auditing, including accountant independence. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate. Unless an Audit Committee member has knowledge that makes reliance unwarranted, each Audit Committee member may rely without independent verification on the information provided to them and the representations made to them by management and the independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting policies, appropriate internal controls and procedures to ensure compliance with accounting standards and applicable laws and regulations, effective disclosure controls and procedures or effective internal controls over financial reporting. Furthermore, the Audit Committee’s considerations and discussions referred to above and in its charter do not assure that the audit of the Company’s financial statements has been carried out in accordance with the rules of the Public Company Accounting Oversight Board, that the financial statements are presented in accordance with generally accepted accounting principles, or that the accountants are in fact independent.

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Nominating/Company Governance Committee. The Board of Trustees has appointed a Nominating/Company Governance Committee consisting of Messrs. Bloch, Connor and Newman and Mses. Sterneck and Ziegler. The Board of Trustees has determined that all the committee members are independent in accordance with our Company Governance Guidelines and NYSE rules. The Nominating/Company Governance Committee carries out the responsibilities delegated by the Board relating to the Company’s corporate governance policies, corporate social responsibility and sustainability strategies and trustee nominations process. The Nominating/Company Governance Committee is also specifically tasked under its committee charter with overseeing the Company’s strategy on corporate social responsibility and sustainability, including evaluating the impact of Company practices on communities and individuals, and developing and recommending to the Board for approval policies and procedures relating to the Company’s corporate social responsibility and sustainability activities.

The Nominating/Company Governance Committee will consider trustee candidates recommended by shareholders who comply with the procedures described in “Shareholder Proposals, Trustee Nominations and Related Bylaw Provisions.” The Nominating/Company Governance Committee will evaluate nominees recommended in good faith by shareholders in the same manner and using the same criteria as applicable to the Nominating/Company Governance Committee’s own nominees, but may give greater weight to nominees recommended by holders of more than 5% of the Company’s outstanding common shares. In evaluating candidates for nomination to the Board, the Nominating/Company Governance Committee will review their backgrounds and areas of expertise, and may obtain the views of management, investment bankers and other interested parties. The Nominating/Company Governance Committee may engage third parties to assist in identifying and evaluating candidates. The Nominating/Company Governance Committee shall not be required to disclose the reason for accepting or rejecting any nominee.

In nominating candidates for the Board, the Nominating/Company Governance Committee considers such factors as it deems appropriate, including a candidate’s judgment, skill, diversity, experience and commitment to good governance practices and the effective operation of the Board. The Nominating/Company Governance Committee may consider candidates recommended by management, but is not obligated to do so.

At a minimum, candidates for independent trustee, whether recommended by the Nominating/Company Governance Committee, shareholders or others, must meet the Company’s independence standards for trustees, be of high integrity and have sufficient business, industry, financial and/or professional qualifications, skills and experience to make a meaningful contribution to the Board. The Nominating/Company Governance Committee will endeavor to nominate candidates whose backgrounds and skills complement those of the other trustees and management and who have expertise, experience and/or relationships in one or more areas important to the Company’s business.

Mr. Bloch serves as Chair of the Nominating/Company Governance Committee. The committee met four times in 2021.

Finance Committee. The Board of Trustees has appointed a Finance Committee consisting of Messrs. Brady, Brown and Druten and Mses. Trimberger and Ziegler. The Board of Trustees has determined that all the committee members are independent in accordance with our Company Governance Guidelines and NYSE rules. The primary purpose of the Finance Committee is to review, approve and provide guidance regarding the Company’s financial policies, capital raising strategies, capital structure, external financing sources, investments in marketable securities and rating agencies and take such action and make such reports and recommendations to the Board as it deems advisable. The central responsibilities of the Finance Committee are to advise management and the Board on matters of finance and to assist the Board in setting policies governing the issuance by the Company of debt and equity securities and the investment in or acquisition of marketable securities.

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However, the evaluation and ultimate determination with respect to strategic mergers and acquisitions shall continue to remain within the exclusive purview of the Board. Mr. Brown serves as Chair of the Finance Committee. The committee met one time in 2021.

Compensation Committee. The Board of Trustees has appointed a Compensation and Human Capital Committee, which we refer to in this Proxy Statement as the Compensation Committee, consisting of Messrs. Bloch and Connor and Mses. Shanks and Sterneck. The Board of Trustees has determined that all the committee members are independent in accordance with our Company Governance Guidelines and NYSE rules. As required under our Company Governance Guidelines, members of the Compensation Committee each meet the definition of “non-employee director” under SEC Rule 16b-3. The primary responsibilities of the Compensation Committee are (1) to discharge the Board’s responsibilities to oversee the compensation of the Company’s CEO and other executive officers, (2) to review and discuss with the Company’s management the Compensation Discussion and Analysis (“CD&A”) to be included in the Company’s annual proxy statement and determine whether to recommend to the Board that the CD&A be included in the proxy statement, (3) to provide the Compensation Committee Report for inclusion in the Company’s proxy statement that complies with the rules and regulations of the Securities and Exchange Commission, (4) to provide oversight and guidance with respect to the Company’s human capital management, including the attraction, motivation, development and retention of employees of the Company, and (5) to administer the Company’s equity incentive plans. The Compensation Committee may establish sub-committees consisting of one or more members to carry out duties that the Compensation Committee may assign. Ms. Sterneck serves as Chair of the Compensation Committee. The committee met seven times in 2021.

Investment Committee. The Board has established an Investment Committee consisting of members of management and one independent member of the Board of Trustees who chairs the committee. The Investment Committee is authorized to review and approve potential investments, dispositions, amendments and new leases of in-service properties that exceed levels delegated to management but below limits reserved by the Board, and to make recommendations to the Board with respect to such transactions that exceed limits reserved by the Board. Mr. Brady serves as Chair of the Investment Committee. Upon the retirement of Mr. Brady, the Investment Committee will no longer be chaired by, or have as a member, an independent trustee.

Role of Compensation Consultants

To assist in carrying out its responsibilities, the Compensation Committee regularly consults with the committee’s outside compensation consultant. Under its charter, the Compensation Committee has authority to retain and terminate outside compensation consultants, including authority to approve the consultant’s fees and other retention terms. The Compensation Committee retained Ferguson Partners Consulting L.P. (“FPC”) to advise the committee with respect to its 2021 review of compensation levels for executive officers and trustees. In this role, our compensation consultant performed such duties as were requested by the committee. Those duties consisted primarily of providing market data and advice to the committee that were used to determine executive and trustee compensation, particularly analyses of the Company’s executive and trustee compensation in comparison to the benchmark companies. Representatives of our compensation consultant spoke with the Chair of the Compensation Committee, as well as with management, in preparing for committee meetings, attended committee meetings and met in executive session with the Compensation Committee without the presence of management.

Applicable SEC rules require companies to assess whether the work of any compensation consultant who has played any role in determining or recommending the amount or form of executive or director compensation raises any “conflicts of interest.” If so, the company must disclose in its proxy statement

2022 Proxy Statement	Page 29

the nature of any such conflict of interest and how it is being addressed. The Compensation Committee reviewed the relationships among FPC and the Company’s trustees and executive officers in order to assess whether the work done by FPC raised any conflicts of interest. The Compensation Committee did not identify any such conflicts of interest in its inquiry of these parties as a part of this assessment. Under its charter, the Compensation Committee also has the authority to retain, approve fees for and terminate advisors, consultants and legal counsel as it deems necessary to assist in the fulfillment of its responsibilities. Prior to engaging any such advisor, consultant or legal counsel, the Compensation Committee considers the independence assessment of such advisor pursuant to applicable NYSE and SEC rules, but the committee retains discretion to engage any such advisor, without regard to its independence, after considering the findings in such assessment.

Trustee Attendance at Annual Meetings

Our trustees are expected to attend each annual meeting of shareholders, although conflict situations can arise from time to time. Each of our trustees attended the 2021 annual meeting.

Family Relationships

No family relationships exist between any of our trustees, nominees or executive officers.

Board Leadership Structure and Role in Risk Oversight

The Company believes that its Board is best characterized as independent. As noted above, a majority of the Board’s members are independent and unaffiliated, with our Chief Executive Officer being the only trustee who is also a member of management. Historically, although not required by our governance documents, the Company has bifurcated the roles of Chief Executive Officer and Chairman of the Board of Trustees. We believed that having an independent, non-executive Chairman of the Board represented an appropriate governance practice for the Company during that time. However, immediately following the Annual Meeting, the Board intends to combine the roles of Chief Executive Officer and Chairman of the Board of Trustees and elect Mr. Silvers as executive Chairman and Ms. Shanks as Lead Independent Trustee. The Board believes that this structure is appropriate at this time in light of Mr. Silvers’ unique knowledge, experience and relationship with the Board, the Company’s industry and the Company’s management. As executive Chairman, Mr. Silvers will set the Board agenda, lead the Board in oversight of the Company’s strategic planning and opportunities and identify key risks and mitigation approaches for the Board’s review. As Lead Independent Trustee, Ms. Shanks will retain significant authority, including providing input on behalf of the independent trustees on Board agendas, calling meetings of the independent trustees, setting agendas for executive sessions and leading performance evaluations of the Chief Executive Officer.

As described in detail above, there are four committees of the Board of Trustees: the Audit Committee, the Nominating/Company Governance Committee, the Compensation Committee and the Finance Committee.

The Board of Trustees and its committees play an important risk oversight role at the Company. The entire Board reviews and determines the Company’s overall business strategy, the management of its balance sheet, and each year’s annual budget. The Board also reviews all material acquisition, investment and disposition transactions entered into by the Company and its subsidiaries. The Audit Committee of the Board is specifically charged with reviewing the Company’s financial risk exposures. Further, the Company’s independent auditors report directly to the Audit Committee.

The administration of the Board’s risk oversight role does not have any direct effect on the Board’s leadership structure. However, we believe that the Board’s structure, its committees, and the experience and diverse backgrounds of our trustees all help to ensure the integrity of the Company’s risk management and oversight.

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Securities Trading Policy and Policy Against Hedging

Our insider trading policy prohibits executive officers, trustees, certain employees with access to our material, non-public information and certain of their respective family members and controlled entities (“Covered Persons”) from purchasing or selling any type of security, whether issued by us or another company, while such person is aware of material, non-public information relating to the issuer of the security or from providing such material, non-public information to any person who may trade while aware of such information. This policy also prohibits Covered Persons from engaging in speculative hedging transactions in our securities.

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TRUSTEE COMPENSATION

During 2021, our non-employee trustees received the following compensation:

•

On the date of the annual meeting of shareholders, an annual retainer of $70,000, which could be taken in the form of cash or in restricted share units (or a combination of cash and restricted share units) with restricted share units being valued at 150% of the portion of the cash retainer amount replaced with restricted share units. In 2021, each of the non-employee trustees elected to take this retainer in the form of restricted share units (other than Mr. Brown who elected to receive $25,000 of annual retainer in cash);

•	On the date of the annual meeting of shareholders, equity awards valued at $130,000 in the form of restricted share units;

•

On the date of the annual meeting of shareholders, the Chairman of the Board received an additional annual retainer of $50,000, and the Chairs of the Audit, Compensation, Finance, Investment and Nominating/Company Governance Committees received an additional annual retainer of $25,000, each of which could be taken in cash or in restricted share units (or a combination of cash and restricted share units) with restricted share units being valued at 150% of the cash retainer amount replaced with restricted share units. In 2021, each of the non-employee trustees elected to take these additional retainers in the form of restricted share units (other than Mr. Brown who elected to receive all of his $25,000 additional annual retainer in cash);

•

Each member of the Audit, Compensation, Finance, Investment and Nominating/Company Governance Committees (other than the Chairs) received additional annual cash retainers of $12,500, paid in equal quarterly installments, for service on each such committee and the trustee who was a member of the Investment Committee received an additional monthly retainer of $2,000 in cash; and

•

Reimbursement for any out-of-town travel expenses incurred in attending Board or committee meetings and other expenses incurred on behalf of the Company and reimbursement of up to $10,000 annually for continuing director education.

Each restricted share unit granted to the non-employee trustees initially represents one common share. The restricted share units vest upon the earlier of the day preceding the Company’s next annual meeting of shareholders or a change in control of the Company. Vested restricted share units entitle the holders thereof to receive one common share for each unit upon the date such holder is no longer a trustee or such other date or dates as specified by the trustee prior to the grant. All of the restricted share units granted to our non-employee trustees during 2021 were issued under our 2016 Equity Incentive Plan.

Employees of the Company or its affiliates who are trustees are not paid any additional compensation for their service on the Board. Therefore, Mr. Silvers, who served as trustee during 2021, is not listed in the Trustee Compensation table below.

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Trustee Compensation for Fiscal 2021

The following table contains information regarding the compensation earned by the non-employee members of the Board of Trustees during 2021:

Name	Fees Earned or Paid in Cash(1)	Stock Awards (2)(3)	Option Awards(4)	Non-Equity Incentive Plan Compensa- tion	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensa- tion	Total
Thomas M. Bloch	$120,000	$182,742	$—	$—	$—	$—	$302,742
Barrett Brady	131,500	182,742	—	—	—	—	314,242
Peter C. Brown	120,000	157,004	—	—	—	—	277,004
James B. Connor	95,000	169,849	—	—	—	—	264,849
Robert J. Druten	145,000	195,587	—	—	—	—	340,587
Jack A. Newman, Jr.	120,000	182,742	—	—	—	—	302,742
Virginia E. Shanks	95,000	169,849	—	—	—	—	264,849
Robin P. Sterneck	120,000	182,742	—	—	—	—	302,742

(1)

Amounts include annual retainers for each trustee, additional annual retainers for each trustee serving as Chairman of the Board or as a Chair of committees of the Board (including additional retainers for Mr. Brady, who served as Chair of the Investment Committee), additional cash retainers for serving on Board committees. Each of the trustees (other than Mr. Brown who elected to receive $25,000 of his annual retainer and his entire $25,000 additional retainer as Chair of the Finance Committee in cash) elected to receive all of their annual retainers and additional annual retainers for 2021 for serving as Chairman of the Board or Chair of a committee in the form of restricted share units with an aggregate grant date fair value per trustee of $97,806 in the case of Messrs. Bloch, Brady and Newman and Ms. Sterneck, $72,067 in the case of Mr. Connor and Ms. Shanks, $46,329 in the case of Mr. Brown, and $123,544 in the case of Mr. Druten (in each case, excluding the incremental aggregate grant date fair value of restricted share units that a trustee, by accepting restricted share units instead of cash for their annual retainers and additional retainers, received in excess of the annual cash retainers that the trustee would have otherwise received in 2021, which are reported in the “Stock Awards” column). See note 2 below for a discussion of the method used in determining the aggregate grant date fair value of the restricted share units. Mses. Trimberger and Ziegler were elected to the Board subsequent to the end of the 2021 fiscal year and, therefore, they are not included in the table.

(2)

Amounts reflect the aggregate grant date fair value of such awards computed in accordance with FASB ASC Topic 718. For policies used in determining these values, refer to Note 14 of the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC.

(3)

Amounts include: (i) restricted share unit awards granted to each trustee on the date of the Company’s 2021 annual meeting of shareholders with an aggregate grant date fair value per award of $133,835; and (ii) the incremental aggregate grant date fair value of the restricted share units that a trustee, by accepting restricted share units instead of cash for all or a portion of their annual retainers and additional annual retainers, received in excess of the annual cash retainers that the trustee would have otherwise received in 2021, which was $48,907 in the case of Messrs. Bloch, Brady and Newman and Ms. Sterneck, $36,013 in the case of Mr. Connor and Ms. Shanks, $61,751 in the case of Mr. Druten, and $23,169 in the case of

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Mr. Brown. Nonvested restricted share units held by trustees and outstanding at December 31, 2021 include: (i) Mr. Bloch – 5,708; (ii) Mr. Brady – 5,708; (iii) Mr. Brown – 4,137; (iv) Mr. Connor – 4,922; (v) Mr. Druten – 6,493; (vi) Mr. Newman – 5,708; (vii) Ms. Shanks – 4,922; and (viii) Ms. Sterneck – 5,708.

(4)

Vested and unexercised option awards held by trustees and outstanding at December 31, 2021 include: (i) Mr. Bloch – 0; (ii) Mr. Brady – 1,093; (iii) Mr. Brown – 0; (iv) Mr. Connor – 0; (v) Mr. Druten – 1,093; (vi) Mr. Newman – 1,093; (vii) Ms. Shanks – 0; and (viii) Ms. Sterneck – 0.

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EXECUTIVE OFFICERS

Here are our executive officers and some brief information about their backgrounds.

Gregory K. Silvers	President and Chief Executive Officer	Age: 58
Mr. Silvers is our President and Chief Executive Officer and a member of our Board. His background is described in “Proposal No. 1: Election of Trustees.”
Mark A. Peterson	Executive Vice President, Chief Financial Officer and Treasurer	Age: 58

Mr. Peterson was appointed an Executive Vice President in May 2015. He previously served as a Senior Vice President from February 2012 until this appointment, and he served as a Vice President from 2004 until February 2012. Mr. Peterson has also served as our Chief Financial Officer and Treasurer since 2006. From 1998 to 2004, Mr. Peterson was with American Italian Pasta Company, a publicly traded manufacturing company, most recently serving as Vice President-Accounting and Finance. Mr. Peterson was Chief Financial Officer of J.C. Nichols Company, a real estate company headquartered in Kansas City, Missouri, from 1995 until its acquisition by Highwoods Properties, Inc. in 1998. Mr. Peterson is a C.P.A. and received a B.S. in Accounting, with highest honors, from the University of Illinois.

Gregory E. Zimmerman	Executive Vice President and Chief Investment Officer	Age: 60

Mr. Zimmerman was appointed as our Executive Vice President and Chief Investment Officer in April 2019. He previously served as Executive Vice President, Development of Washington Prime Group Inc., an owner and developer of shopping centers, from July 2015 until March 2019. Previously, Mr. Zimmerman served as Senior Vice President, Big Box, Theatre & Peripheral Development with Simon Property Group, Inc., an NYSE-listed real estate investment trust that invests in commercial property, from 2008 to 2015. He is a member of the National Eagle Scout Association and has served on numerous boards of directors through Boy Scouts of America and Dickinson College. He currently serves on the Board of Directors of Cardinal Properties for the Ball State University Foundation. Mr. Zimmerman holds a Juris Doctorate from the University of Pennsylvania Law School and a Bachelor of Arts in History from Dickinson College.

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Craig L. Evans	Executive Vice President, General Counsel and Secretary	Age: 61

Mr. Evans was appointed as our Executive Vice President, General Counsel and Secretary on January 21, 2020. From April 2015 until his appointment, Mr. Evans was our Senior Vice President, General Counsel and Secretary. From 2006 until his appointment, and from 1995 to 2002, Mr. Evans was a partner in the law firm Stinson LLP. Mr. Evans was a partner in the law firm Shook Hardy & Bacon L.L.P. from 2002 to 2006. He practiced in the areas of corporate and securities law for over 30 years. He currently serves as President of the Board of Trustees of Lyric Opera of Kansas City. Mr. Evans received a J.D. from the University of Kansas School of Law and a B.A. in Business Administration from William Jewell College.

Tonya L. Mater	Senior Vice President and Chief Accounting Officer	Age: 44

Ms. Mater was appointed as our Senior Vice President and Chief Accounting Officer on May 29, 2020. From September 9, 2015 until her appointment, Ms. Mater was our Vice President and Chief Accounting Officer. From 2012 to 2015, she served as our Vice President and our Controller, and from 2006 to 2012, she served as our Controller. From 2002 to 2006, she served in other capacities within our Accounting Department. Prior to joining the Company in 2002, Ms. Mater worked as an auditor with KPMG and Mayer Hoffman McCann P.C. from 2000 to 2002. Ms. Mater is a C.P.A and received a B.S. in Accounting from the University of Kansas.

Elizabeth Grace	Senior Vice President of Human Resources and Administration	Age: 67

Ms. Grace was appointed our Senior Vice President of Human Resources and Administration on January 3, 2022. From March 2018 until her appointment, she served as our Vice President of Human Resources and Administration. From 2006 until her appointment, Ms. Grace served as the Vice President of Human Resources at Beauty Brands, LLC, a privately held salon and spa superstore chain. Prior to that, Ms. Grace was with Applebee’s International, a then publicly traded restaurant chain, for seven years, during which time she served in a number of human resource positions within the corporate office, including the International Division. Ms. Grace received her bachelor of science from Auburn University.

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EXECUTIVE COMPENSATION

Proposal No. 2 – Advisory Vote to Approve NEO Compensation

What are you voting on?

As required by Section 14A of the Exchange Act, the Company is asking its shareholders to approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in these proxy materials.

The Board recommends a vote FOR this proposal because it believes that our compensation program is effective in attracting and retaining quality executives by:

•	Aligning our executives’ interests with those of our shareholders to maximize long-term value, and

•	Motivating our executives to achieve, and rewarding them for, superior performance.

This advisory proposal, commonly referred to as a “say-on-pay” proposal, is not binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee believe that it is appropriate to seek the views of shareholders on the design and effectiveness of the Company’s executive compensation program on an annual basis.

At the Company’s prior annual meeting of shareholders held in May 2021, approximately 86% of the votes cast on the “say-on-pay” proposal were voted in favor of the proposal, demonstrating our shareholders’ support of the Company’s approach to executive compensation and consistent with our strong “say-on-pay” results over the last ten years.

Vote Required	The affirmative vote of a majority of the votes cast on this proposal is required to approve, on a non-binding advisory basis, this proposal.

Your Board recommends a vote “FOR” the approval of the “say-on-pay” advisory vote.

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Compensation Discussion and Analysis

In this section, we describe the material components of our executive compensation program for our named executive officers (“NEOs”), whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this proxy statement. For our 2021 fiscal year, which ended on December 31, 2021, our NEOs included the following individuals:

Officers	Title as of December 31, 2021

Gregory K. Silvers	President and Chief Executive Officer

Mark A. Peterson	Executive Vice President, Chief Financial Officer and Treasurer

Gregory E. Zimmerman	Executive Vice President and Chief Investment Officer

Craig L. Evans	Executive Vice President, General Counsel and Secretary

Tonya L. Mater	Senior Vice President and Chief Accounting Officer

In addition, we provide an overview of our executive compensation philosophy and the elements of our executive compensation program. We also explain how and why our Compensation Committee arrives at specific compensation policies and practices involving our NEOs.

The discussion below includes references to certain non-GAAP financial measures. For more information regarding these non-GAAP financial measures and for a reconciliation of these non-GAAP measures to the most directly comparable financial measures prepared in accordance with GAAP, see “Non-GAAP Financial Measures” on pages 53 through 59 in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

2021 Compensation Recap

2021 presented our management team with continued challenges of operating in the constantly changing business environment caused by the COVID-19 pandemic. Informed by the events of 2020, our Compensation Committee took a conservative, yet flexible, approach to 2021 compensation to ensure that our executives were properly incented to both preserve and promote shareholder value as the experiential real estate industry continued to experience uncertainty and volatility caused by the COVID-19 pandemic. For a further discussion of the 2021 business environment, see below under the heading “2021 Results and Accomplishments.” In response to this environment, the Compensation Committee established the following elements for our 2021 executive compensation program:

•

AI Performance Metrics: To provide flexibility, the Compensation Committee established performance metrics for the annual incentive program (“AI”) for the first half of the year focused on collections and liquidity, factors that continued to be important drivers of the Company’s performance as many experiential properties experienced closures during the first half of 2021, and for the second half of the year focused on investment spending and growth in FFO, as adjusted, per share (“FFOAA per Share”), factors that were important drivers of the Company’s performance as operations began to normalize in the second half of the year after the roll-out of the vaccines.

•	Maintained 2021 AI Opportunities and Base Salaries at 2020 levels: The Compensation Committee left 2021 AI opportunities and base salaries at initial 2020 levels.

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•

No Changes to LTI: The Compensation Committee made no changes to the long-term incentive program (the “LTI”) in response to the continued impact of COVID-19 on our operations. In early 2020, the Compensation Committee had approved several changes to the LTI program to better align the interests of the Company’s executives with the long-term interests of our shareholders. As discussed below, the LTI provides for two-thirds of the LTI award opportunity in performance share unit (“PSU”) awards that vest based on the achievement of performance metrics over a three-year period. The Compensation Committee did not make any adjustments to the performance metrics set at the beginning of 2020.

Advisory Vote on Executive Compensation

Since our first “say-on-pay” vote in 2011, our shareholders have consistently indicated their strong support of our approach to executive compensation. Over the last ten years, on average, 93.5% of the votes cast were voted in favor of the “say-on-pay” proposals.

In establishing 2021 compensation, the Compensation Committee considered the shareholder vote in 2021 on the compensation paid to NEOs, in which approximately 86.4% of the shares voted were in favor. As discussed below, the Compensation Committee adopted a conservative and flexible approach to compensation in 2021 to ensure that our executives were properly incented in the ever-changing business environment caused by the COVID-19 pandemic and that the interests of the Company’s executives were aligned with those of our shareholders, while keeping our compensation program consistent with our compensation philosophy. The Compensation Committee expects to continue to consider future annual say-on-pay votes and investor feedback when making decisions relating to our executive compensation program, policies and practices.

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Compensation Philosophy

Our Compensation Committee has designed our executive compensation program to attract and retain quality executives by aligning our executives’ interests with those of our shareholders, motivating our executives to achieve superior performance, and rewarding them for such performance, with the overarching goal of maximizing long-term shareholder value. These key principles have remained consistent during the COVID-19 pandemic and are reflected in the specific goals of our executive compensation program:

Align our Executives’ Interests with our Shareholders’ Interests	Motivate and Reward Superior Performance

•  Reward executives for performance on measures designed to preserve or increase shareholder value

•  Use equity-based incentives to ensure that executives focus on business objectives that preserve and build shareholder value

•  Create a balanced and competitive compensation program utilizing base salary, annual incentives, long-term equity-based incentive compensation, and other benefits

•  Emphasize variable performance-based compensation

Our Compensation Committee generally uses the market median of our compensation peer group as an indicator of competitive market trends for setting opportunity levels for each element of our compensation program. Actual compensation may fluctuate above or below the median of our compensation peer group based on the executive’s experience level, the Company’s performance as measured against various metrics and the executive’s individual performance. Base salaries are established at levels intended to approximate the median of base salaries for comparable positions at our peer group companies. A substantial portion of our NEOs’ compensation is payable through the AI and the LTI and will vary depending on Company and personal performance. Compensation under our AI and LTI is paid primarily through equity grants, all of which are considered at-risk, which means that our NEOs may not realize their total compensation. At the beginning of 2021, the Compensation Committee followed this philosophy in setting each executive’s compensation opportunity. As discussed in more detail below, in light of the continuing impact of the COVID-19 pandemic on the Company’s operations, the Compensation Committee kept 2021 salaries at 2020 levels and established AI metrics for the first half of the year that were different from the second half to address the changing economic environment.

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Key Features of our Executive Compensation Program

Our executive compensation program is designed to attract, reward, and retain executives who can lead the Company and continue our long-term track record of profitability, growth, and total shareholder return (“TSR”), including share price appreciation and dividends. The following are the key features of our executive compensation program:

What We Do	What We Don’t Do

✓ The majority of total compensation is at-risk and tied to performance (i.e., not guaranteed); fixed salaries comprise a modest portion of each NEO’s overall compensation opportunity

✓ We enhance executive officer retention with time-based, multi-year vesting schedules for certain equity incentive awards

✓ To set variable pay, we establish performance goals for management, assess performance against these goals and compare our performance on key metrics against other comparable triple-net lease REITs

✓ Multi-year, long-term incentive equity awards use relative TSR as principal metrics

✓ We have share ownership guidelines for our executives and trustees

✓ We engage an independent compensation consultant to advise the Compensation Committee, which is comprised solely of independent trustees

✓ We incent executives to elect to receive AI awards in the form of unvested, restricted common shares instead of cash by valuing the equity award at a premium, further aligning their interests with our shareholders

✗   We do not provide our executives and will not provide any new executives with tax gross-ups with respect to payments made in connection with a change of control

✗   We do not allow hedging of Company securities

✗   We do not encourage unnecessary or excessive risk taking as a result of our compensation policies; annual incentive compensation is not based on a single performance metric and we do not have guaranteed minimum payouts

✗   We do not allow for repricing of common share options

✗   We do not provide excessive perquisites; our perquisites are market competitive to incent executive retention

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Executive Compensation Program Summary

The chart below summarizes the elements and objectives of our 2021 executive compensation program for our CEO and other NEOs.

Component	Purpose	Characteristics	Discussion
Base Salary	Compensates executives competitively relative to the market for their level of responsibility and experience.	Established at a level intended to approximate the median of base salaries provided by our peer group companies for comparable positions and responsibilities.	Page 46
Annual Incentive Awards	Motivates and rewards short-term operational and financial performance.	A variable cash component designed to tie directly to key annual performance drivers and personal performance, with an incentive to convert this award to unvested equity compensation.	Page 46
Long-Term Incentive Awards (includes restricted common shares and PSUs)

Encourages the creation of long-term shareholder value and rewards long-term performance through share-based incentives that vary based on share price and, in the case of performance share units (“PSUs”), on the achievement of predefined goals. Intended to reward performance over a multi-year period, link executives’ interests to those of our shareholders, and encourage retention through unvested equity grants that vest equally over four years.

Equity-based compensation focusing on total shareholder return relative to other REITs over multiple years, earnings growth as measured by our adjusted funds from operations per share (“AFFO per Share”) over multiple years and executive retention.

Page 49
Health and Welfare Benefits	Offers market-competitive benefits, thus supporting our attraction and retention objectives.

Benefits for executives are generally the same as those available to all employees, including a 401(k) plan with matching Company contributions, health, disability and life insurance, except for a term life insurance benefit and executive physicals discussed below.

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Perquisites	Provides benefits that are market-competitive to support our attraction and retention objectives.	Perquisites are not a material component of our executive compensation program and are reviewed annually for reasonableness.	Page 53
Severance Benefits	Provides a severance benefit that is consistent with market practices and supports our attraction and retention objectives.

Under our severance plan, our CEO and the other NEOs are qualified for certain cash severance benefits that are triggered by permanent disability, termination without cause and termination by the executive for good reason.

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Over 79% of our executive compensation is variable pay under the AI and LTI, which allows the Compensation Committee to reward good performance and penalize poor performance.

•

The AI evaluates performance over a short term based on the achievement of financial, operational, and strategic performance metrics and the executive’s personal performance objectives. Generally, the performance metrics and personal objectives are established at the

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beginning of each year. However, due to the uncertain business environment at the beginning of 2021, and the fact that many experiential properties experienced closures during the first half of 2021, the Compensation Committee established performance metrics for the first half of the year based on collections and liquidity, factors that were important to the Company’s financial condition at the time, and decided to reexamine the performance metrics for the second half of the year in light of the business environment mid-year. Because the Company’s business had begun to stabilize mid-year, the Compensation Committee established metrics based on investment spending and FFOAA per Share, factors that were focused on more normalized operations and were consistent with historical practices.

•

Performance bonuses awarded under the AI are payable in cash, unvested restricted common shares, or a combination of cash and unvested restricted common shares, at the election of the executive. We incent executives to elect to receive AI awards in unvested restricted common shares by valuing the equity award at an amount equal to 150% of the cash amount the executive otherwise would have received, further aligning their interests with our shareholders. Over the last ten years, each of the NEOs elected to receive 100% of their AI payments in unvested restricted common shares, demonstrating strong alignment between our executives’ interests and our shareholders’ interests.

•

LTI awards are based primarily on measures of long-term shareholder return and earnings growth, which the Compensation Committee believes is the best method to align management’s incentives with the long-term interests of the Company’s shareholders. LTI awards are also made to incent executive retention.

•

LTI awards are granted 2/3 in the form of PSUs which are earned based on the achievement of performance metrics tied to TSR and AFFO per Share over a three-year period, and 1/3 in the form of restricted shares which vest ratably over four years.

•

This combination of performance-based grants and time-based equity awards was designed to establish a proper balance of short-term and long-term performance incentives with strong retention incentives.

•

Time-based vesting of both AI and a portion of the LTI equity awards (three years for AI awards and four years for LTI awards) is intended to incent retention and stability among the Company’s executives.

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The following charts illustrate the alignment between the compensation paid to our NEOs and our shareholders’ interests. By design, a majority of each NEO’s compensation is payable in equity and at risk. Base salaries are paid in cash, while AI awards are paid in cash, unvested restricted common shares, or a combination of both, at the executive’s election, and 100% of the LTI opportunities are payable in common shares. The charts on the left depict the allocation if the executive had elected to receive his or her AI award in cash, and the charts on the right show the actual allocation based on each executive’s election to receive 100% of his or her AI payments in unvested restricted common shares in 2021.

The variance between our CEO’s compensation and the compensation of the other NEOs reflects the difference in responsibilities and overall accountability to shareholders. Our CEO’s equity compensation is higher than that of the other NEOs because the CEO bears a higher level of responsibility for the Company’s performance, as he is directly responsible for leading the development and execution of the Company’s strategy and for selecting, retaining and managing the executive team.

2021 Results and Accomplishments

The following highlights our 2021 accomplishments that impacted our executive compensation decisions and policies related to executive compensation. Due to the ongoing uncertainty caused by the COVID-19 pandemic at the beginning of 2021, the Compensation Committee determined to establish performance metrics for the first half of the year and then reexamine the business environment in early summer to set performance metrics for the second half of the year. For the first half of 2021, the AI metrics were collections, liquidity and personal performance, factors that were important to our performance while many of our properties remained closed. As 2021 progressed, our operations began to normalize as properties opened with the roll-out of COVID-19 vaccines. As a

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result, the Compensation Committee set the AI metrics for the second half of 2021 based on FFOAA per share, investment spending and personal performance, factors that drove our performance pre-pandemic.

The following table compares the Company’s actual performance to the targeted level of each AI performance measure for 2021:

First Half 2021 - Performance Measures(1)	Target	Actual	Performance Against Target

Collections	$204.5 million	$224.7 million	Above maximum

Liquidity	$502.1 million	$509.8 million	Between Target and Maximum

Second Half 2021 - Performance Measures(1)	Target	Actual	Performance Against Target

FFOAA per share	$1.675	$1.930	Above maximum

Investment spending	$205.0 million	$64.9 million	Below minimum

(1)	A discussion of these performance measures is provided beginning on page 46.

Other significant accomplishments in 2021 include:

•	Following the second quarter of 2021, we elected early termination of the covenant relief period relating to our consolidated credit agreement and certain private placement notes.

•	We resumed the payment of our monthly cash dividend at the level of $0.25 per common share.

•	Cash collections from customers continued to improve throughout 2021, reaching 97% of contractual cash revenue(1) for the fourth quarter of 2021.

•

We collected a total of $63.8 million of deferred rent and interest from accrual basis tenants and borrowers and approximately $7.0 million in deferred rent from cash basis tenants and from tenants for which the deferred payments were not previously recognized as revenue.

•

We entered into a new amended and restated $1.0 billion unsecured revolving credit facility that matures in October 2025 with options to extend for a total of 12 additional months, subject to conditions.

•

We closed on a public offering of $400.0 million in unsecured notes with an interest rate of 3.60%, our record low coupon, and redeemed all $275.0 million of our 5.25% senior notes due in 2023. Following this redemption, we have no scheduled debt maturities until 2024.

•	We concluded the year in a strong liquidity position with cash on hand of $288.8 million and no borrowings on our $1.0 billion unsecured revolving credit facility.

(1)

Contractual cash revenue is an operational measure and represents aggregate cash payments for which we are entitled under existing contracts, excluding the impact of any temporary abatements or deferrals, percentage rent (rents received over base amounts), non-cash revenue and revenue from taxable REIT subsidiaries (“TRSs”) and investments in joint ventures.

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Compensation Program Design and 2021 Compensation Decisions

Our Compensation Committee uses the elements of executive compensation described below to meet its compensation objectives for executive officers. The percentage of a NEO’s total compensation that is comprised of each of the compensation elements is not specifically determined, but instead, is a result of the targeted competitive positioning for each element (i.e., at approximately the market medians). For 2021, variable pay consisting of AI and LTI awards, constituted approximately 87% of our executive compensation for our Chief Executive Officer, and for our other NEOs, an average of approximately 80%. This allows the Compensation Committee to reward good performance and penalize poor performance. Typically, LTI awards comprise a significant portion of a NEO’s total compensation. This is consistent with our Compensation Committee’s desire to reward long-term performance in a way that is aligned with our shareholders’ interests.

Base Salary. Generally, the Compensation Committee establishes base salary at a level intended to approximate the median of base salaries provided by peer group companies for comparable positions and responsibilities. Setting base salaries at this level is intended to allow us to emphasize performance-based incentive compensation payable under our AI and LTI. In light of the continued economic uncertainty caused by the COVID-19 pandemic, in February 2021, the Compensation Committee decided to freeze 2021 base salaries at 2020 levels.

	2021 Base Salary	Percentage Change from 2020
Gregory K. Silvers	$ 808,000	0%
Mark A. Peterson	$ 478,000	0%
Gregory E. Zimmerman	$ 448,000	0%
Craig L. Evans	$ 389,000	0%
Tonya L. Mater	$ 273,000	0%

Annual Incentive Program. At the beginning of each year, our Compensation Committee determines AI opportunities based upon the Company’s overall performance and the individual performance of the executive as evaluated in terms of a variety of goals and metrics. In establishing performance metrics, our Compensation Committee strives to ensure that:

•	Incentives are aligned with the strategic goals set by our Board,

•	Targets are sufficiently ambitious so as to provide a meaningful incentive, and

•	Bonus opportunities are consistent with the overall compensation program established by our Compensation Committee.

At the beginning of 2021, the Company continued to face economic uncertainty due to the COVID-19 pandemic. Management continued to focus their day-to-day activities on enhancing our collections, including through rent deferrals, lease renegotiations and assisting our tenants with re-opening plans, and enhancing and preserving our liquidity, including negotiating several times the covenants in our debt agreements. Management was hopeful that operations would normalize as more people became vaccinated and begin to visit experiential properties. As a result, the Compensation Committee decided to establish AI metrics based on:

•	Collections,

•	Liquidity, and

•	Personal objectives for each executive.

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The Compensation Committee committed to reevaluate the economic environment in the second half of 2021 and AI metrics for the second half of the year that were relevant to the Company’s performance at that time. As a result, in March 2021, our Compensation Committee established minimum, target and maximum AI performance award opportunities for the first half of 2021 (stated as a percentage of annual base salary) that were based on 50% of normalized annual award opportunities. Those stated opportunities are shown below:

	Minimum	Target	Maximum
Gregory K. Silvers	31.25%	62.5%	125.0%
Mark A. Peterson	25.0%	50.0%	100.0%
Gregory E. Zimmerman	20.0%	40.0%	80.0%
Craig L. Evans	20.0%	40.0%	80.0%
Tonya L. Mater	13.75%	27.5%	55.0%

The Compensation Committee put a 40% weighting on the liquidity metric, a 40% weighting on the collections metric and, consistent with its historical approach, a 20% weighting on the achievement of personal objectives of each executive.

For the first half of 2021, our collections totaled approximately $224.7 million, which was in excess of the maximum of $213.8 million. Collections during the first half of 2021 exceeded expectations primarily due to (a) higher than expected collections of rent from a cash basis theatre customer, (b) an early deferral payment from a ski customer, and (c) higher than expected collections from an eat and play customer. Collections were defined as all cash we received during the six months ended June 30, 2021 that was applied to rent due during that year, including amounts received for common area maintenance and/or interest due during the year and amounts received for ground rent payable to third party landlords.

As of June 30, 2021, our liquidity was $509.8 million, which was between the target of $502.1 million and the maximum of $511.4 million. Liquidity exceeded target primarily due to the higher than expected collections discussed above. Liquidity was measured as our cash and cash equivalents (excluding restricted cash) as of June 30, 2021, reduced by the outstanding balance of our unsecured revolving credit facility at June 30, 2021 and excluding the impact of any financing activities or spending on new investments to the extent not included in the Company’s 2021 budget.

During the second half of 2021, operations began to normalize as patrons began to visit experiential properties. As a result, the Compensation Committee determined it was appropriate to establish an AI for the second half of the year focused on three primary performance factors as key to furthering our strategic goals:

•	Growth in FFOAA per Share,

•	Investment spending, and

•	Personal objectives for each executive.

During normal business operations, our Board of Trustees tracks FFO and growth in FFOAA per Share on a regular basis, and, like many other REITs, considers growth in FFOAA per Share to be one of the most important measures of Company performance. The National Association of Real Estate Investment Trusts developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is a widely used measure of the operating performance of real estate companies.

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During normal business operations, our Compensation Committee believes that growth in investment spending is a significant driver of the long-term success of the Company and that achievement of the NEO’s personal goals is important to the Company’s success.

For the AI for the second half of 2021, the Compensation Committee put a 50% weighting on growth in FFOAA per Share, a 30% weighting on achieving certain levels of investment spending, and a 20% weighting placed on personal objectives of each executive. Our Compensation Committee established minimum, target and maximum AI performance award opportunities for the second half of 2021 (stated as a percentage of annual base salary) based on 50% of normalized annual award opportunities:

	Minimum	Target	Maximum
Gregory K. Silvers	31.25%	62.5%	125.0%
Mark A. Peterson	25.0%	50.0%	100.0%
Gregory E. Zimmerman	20.0%	40.0%	80.0%
Craig L. Evans	20.0%	40.0%	80.0%
Tonya L. Mater	13.75%	27.5%	55.0%

Our FFOAA per Share for the second half of 2021 was $1.93 which exceeded the maximum of $1.71, primarily due to the better than expected performance of our experiential customers during the second half of 2021, resulting in greater levels of realized minimum rent and percentage rent.

For the second half of 2021, our investment spending was $64.9 million which was below the minimum. Our Compensation Committee concluded that the NEOs performed well against their stated personal goals. Like the financial metrics, each NEO had distinct goals for the first half of the year, which were focused on normalizing the Company’s operations, and goals for the second half of the year which were focused on achieving operational and strategic growth. In evaluating the achievement of the NEOs’ personal goals, the Compensation Committee noted in particular the NEOs’ achievements in resuming the dividend, exiting the loan covenant relief period early, diversifying the Company’s investments away from the theatre business, refinancing of the Company’s credit facility, achievement of ESG initiatives, succession planning and talent development.

If results for a performance metric exceed the minimum, but are less than target, or exceed target but are less than maximum, the award will be determined on a sliding scale based upon the percentage such excess represents of the difference between minimum and target, or target and maximum, as the case may be. Our Compensation Committee did not have discretion to increase the indicated awards, but had discretion to decrease the indicated awards. As a result of the performance described above, in February 2022, our Compensation Committee approved the following bonuses under our AI for our NEOs for 2021:

	Percent of Base Salary	Cash Amount	Value of Unvested Restricted Shares Granted In Lieu of Cash Payment(1)
Gregory K. Silvers	203.2%	$1,641,847	$2,462,771
Mark A. Peterson	164.6%	$ 786,593	$1,179,889
Gregory E. Zimmerman	130.0%	$ 582,612	$ 873,918
Craig L. Evans	130.0%	$ 505,884	$ 758,826
Tonya L. Mater	89.4%	$ 244,083	$ 366,124

(1)

Number of unvested restricted shares determined based upon a $47.97 share price, which was the volume weighted average closing price on the five trading days ending on, and the five trading days after, December 31, 2021.

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Performance bonuses awarded under the AI are payable in cash, unvested restricted common shares or a combination of cash and unvested restricted common shares, at the election of the executive. Executives electing to receive unvested restricted common shares as payment of their annual incentive receive an award having a value equal to 150% of the cash amount they otherwise would have received. Our Compensation Committee believes that allowing executives to receive all, or a portion of their annual incentive, in the form of unvested restricted common shares provides an additional opportunity to increase their ownership levels in the Company and aligns executives’ long-term interests with our shareholders’ interests in value creation. At the beginning of 2021, each of the NEOs elected to receive 100% of any performance bonus in the form of unvested restricted common shares that vest at the rate of 33 1/3% per year during a three-year period. For purposes of determining the total number of unvested restricted common shares awarded under the AI, unvested restricted common shares were valued on the date the award was granted in the first quarter of 2022, using the volume weighted average of the closing price on ten trading days, consisting of the five trading days ending on, and the five trading days after, December 31, 2021 ($47.97).

Long-Term Incentive Program

At the beginning of 2020, the Compensation Committee approved several changes to the LTI. The LTI design was updated to better align our executives’ and our shareholders’ interests of creating long-term value and to motivate our executives to achieve superior performance by taking into account multiple performance metrics on a forward-looking basis. The restricted common shares and PSUs granted under the LTI are issued under the Company’s 2016 Equity Incentive Plan.

The objectives of the LTI are to:

•	Reward achievement over a three-year period,

•	Align the interests of our NEOs and shareholders by focusing on metrics that drive shareholder value, and

•	Incent retention through multi-year vesting and award opportunities.

Under the LTI, awards are made in the form of:

•	Time-Vested Restricted Shares, and

•	PSUs.

The following table describes the design features and purposes of the time-vested restricted share grants and the PSU awards:

Award	Design Feature	Purpose
Restricted Shares	Vest over a four-year period, subject to the NEO’s continued employment.(1)	Talent retention and align the interests of our executives with the interests of our shareholders.
PSUs

Earned based on the achievement of multi-year performance targets established by the Compensation Committee. NEOs are issued actual common shares at the end of the three-year performance period, subject to the NEO’s continued employment.(1)

Incentivize our NEOs based on long-term performance and shareholder value creation, talent retention, and align the interests of our executives with the interests of our shareholders.

(1)	Subject to our Employee Severance Plan, discussed below.

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Grant of Share Awards in 2021

In 2021, our Compensation Committee set award opportunities under our LTI based upon a percentage of each executive’s base salary. LTI opportunities are established in the first quarter of each fiscal year, at the same time as AI bonuses are determined. The NEOs may realize awards (stated as a percentage multiple of annual base salary) under the LTI between the minimum and the maximum opportunity levels stated below:

	Minimum	Target	Maximum
Gregory K. Silvers	187.5%	375.0%	750.0%
Mark A. Peterson	112.5%	225.0%	450.0%
Gregory E. Zimmerman	112.5%	225.0%	450.0%
Craig L. Evans	87.5%	175.0%	350.0%
Tonya L. Mater	40.0%	80.0%	160.0%

For each NEO, a target incentive award value is established at the beginning of the measurement period. One-third of the target equity award value is granted in the form of time-vested restricted share and two-thirds of the target equity award value is granted in the form of PSUs. The number of restricted shares and PSUs granted is determined using the volume-weighted average price of our common shares based on the last 30 trading days prior to the date of the award ($39.13 for 2021 LTI incentive awards). For the three-year period beginning on January 1, 2021, our Compensation Committee established the following target LTI award values and number of restricted shares and PSUs for our NEOs:

	Target LTI Award Value (as a % of Salary)	Target Number of Restricted Shares	Target Number of PSUs
Gregory K. Silvers	375.0%	25,811	51,623
Mark A. Peterson	225.0%	9,162	18,323
Gregory E. Zimmerman	225.0%	8,587	17,173
Craig L. Evans	175.0%	5,799	11,598
Tonya L. Mater	80.0%	1,860	3,721

Restricted Shares

The restricted shares granted under the LTI vest ratably over a four-year period, subject to the NEO’s continued employment with the Company. Prior to vesting, the NEOs are entitled to receive all dividends on the restricted shares and to vote the shares. All restrictions will lapse and the shares will become fully vested upon the NEO’s death or disability and in accordance with our Employee Severance Plan.

Performance Share Units

PSUs represent the right to earn, on a one-for-one basis, actual common shares of the Company at the end of the three-year performance period established by the LTI. At the beginning of each three-year performance period, the Compensation Committee grants each NEO a target number of PSUs. The actual number of common shares issued with respect to a PSU award is based upon the target number of PSUs established at the beginning of the performance period multiplied by a “payout

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percentage” ranging from 0% to 250% and determined by the level of performance against pre-established performance goals. PSUs earn dividend equivalent rights payable in additional common shares only to the extent actual common shares of the Company are earned at the end of the three-year performance period.

At the beginning of 2021, our Compensation Committee identified three primary performance factors that would determine the PSU opportunities:

•	Our TSR vs. TSR of Triple Net Peer Group;

•	Our TSR vs. TSR of the MSCI US REIT Index; and

•	Our Compound Annual Growth Rate of AFFO per Share for the three-year performance period.

Our Compensation Committee put a 50% weighting on our TSR vs. the TSR of the triple net peer group and a 25% weighting on each of the other two factors. The financial performance components are measured over a three-year period beginning on January 1, 2021. To the extent performance goals are achieved, actual common shares of the Company will be issued, on a one-for-one basis with each PSU, at the end of the 2021-2023 performance period. The Compensation Committee believes using forward-looking, multi-year performance periods will measure the success of our strategic initiatives designed to enhance shareholder value.

The first performance metric measures our annualized TSR (annualized return assuming annual compounding and reinvestment of dividends) relative to a triple-net peer group. The following table shows the payout percentage for the 2021 PSU awards at various levels of relative and absolute shareholder return. The number of actual common shares issued at the end of the performance period will equal the target number of PSUs (set forth above) multiplied by 50% multiplied by the payout percentage set forth below.

2021-2023 Relative Total Shareholder Return vs. Triple-Net Peer Group
Performance Level	Target	Payout Percentage
Outperformance	At least 75th percentile and at least 10% Absolute Annualized TSR	250.0%
Maximum	At least 75th percentile	200.0%
Target	At least 50th percentile	100.0%
Minimum	At least 30th percentile	50.0%

The second performance factor measures our annualized TSR (annualized return assuming annual compounding and reinvestment of dividends) relative to the MSCI US REIT Index. The following table shows the payout percentage for the 2021 PSU awards at various levels of relative and absolute shareholder return. The number of actual common shares issued at the end of the performance period will equal the target number of PSUs (set forth above) multiplied by 25% multiplied by the payout percentage set forth below.

2021-2023 Relative Total Shareholder Return vs. MSCI US REIT Index
Performance Level	Target	Payout Percentage
Outperformance	At least 75th percentile and at least 10% Absolute Annualized TSR	250.0%
Maximum	At least 75th percentile	200.0%
Target	At least 50th percentile	100.0%
Minimum	At least 30th percentile	50.0%

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For purposes of the two relative TSR comparisons, the Compensation Committee selected to compare our TSR against a group of triple-net lease REITs with which we most directly compete for business and/or capital (see the table below) and to compare our TSR against the index that management believes is most relevant to measure our performance (the MSCI US REIT Index).

2021-2023 Triple-Net Peer Group

Four Corners Property Trust, Inc.	Safehold Inc.

Gaming and Leisure Properties, Inc.	Spirit Realty Capital, Inc.

Getty Realty Corp.	STORE Capital Corporation

Lexington Realty Trust	VEREIT, Inc.

MGM Growth Properties LLC	VICI Properties Inc.

National Retail Properties, Inc.	W.P. Carey Inc.

Realty Income Corporation

The final financial metric measures the compound annual growth in our AFFO per Share. As initially drafted, the LTI calculated AFFO per Share growth as the simple average of the growth in AFFO per Share for each calendar year in the performance period, with AFFO per Share growth measured as the percentage by which AFFO per Share for a particular year exceeds the AFFO per Share in the prior year. In late 2021 and early 2022, the Compensation Committee examined the projected results of this calculation for prior performance periods and determined that in years with extreme volatility in the Company’s AFFO per Share, as occurred in 2020 and 2021, this calculation could result in the unintended consequence of rewarding executives when AFFO per Share did not increase on an absolute basis over the measurement period. As a result, the Compensation Committee determined it was in the best interest of the Company’s stockholders to amend each award agreement granted in 2020 and 2021 to replace the initial calculations with calculations based on the compound annual growth rates of our AFFO per Share over the three-year measurement periods, and each NEO concurred. Accordingly, now this metric is calculated as follows:

Where:

EV =	The AFFO per Share for the final year of the performance period.

BV =	The AFFO per Share for the year preceding the year in which the performance period begins.

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The number of actual common shares issued at the end of the performance period will equal the target number of PSUs (set forth above) multiplied by 25% multiplied by the payout percentage set forth below. The Compensation Committee included AFFO per Share growth because it impacts our ability to pay dividends, which is a key driver of our stock price and TSR.

2021-2023 AFFO per Share Growth
Performance Level	Compound Annual Growth Rate of AFFO per Share for the Performance Period	Payout Percentage
Maximum	6.0%	200.0%
Target	4.0%	100.0%
Minimum	2.0%	50.0%

If results for a performance metric exceed the minimum, but are less than target, or exceed target, but are less than maximum, the applicable TSR Payout Percentage or the AFFO per Share Growth Payout Percentage will be determined on a sliding scale based upon the percentage such excess represents of the difference between minimum and target, or target and maximum, as the case may be. The applicable TSR Payout Percentage or AFFO per Share Growth Payout Percentage will be 0% if the applicable performance metric is below the minimum.

Health and Welfare Benefits. We provide certain health and welfare benefits to the NEOs, including employer matching contributions to our 401(k) plan, health and welfare benefit programs and life insurance, which are generally the same as such benefits provided to all other full-time employees, except the Company provides NEOs with a term life insurance benefit in connection with their severance upon death and executive physicals, as discussed below.

Perquisites and Other Personal Benefits. We offer the following personal benefits and perquisites to the currently employed NEOs:

•	Vehicles. We have acquired vehicles that the NEOs are entitled to use. Each of those NEOs is taxed for personal use of the vehicles.

•	Term Life Insurance. Under our Company’s insurance benefit plan, our Company pays the premium for term life insurance for the benefit of each NEO payable upon the NEO’s severance upon death.

•

Executive Health Program. The Compensation Committee requires that each NEO obtain an annual physical from their personal physician or pursuant to an executive health program and NEOs are reimbursed for travel (within the United States) to obtain the physical and any uninsured expenses for medically necessary tests.

Chief Executive Compensation. In late 2021 and early 2022, the Compensation Committee conducted a formal evaluation of Mr. Silvers, including reviewing Mr. Silvers’ self-evaluation of his achievement of his 2021 goals, and surveying the current members of the Board. In establishing Mr. Silvers’ compensation, our Compensation Committee took into account our overall performance and the economic challenges we faced during 2021, as well as the compensation of CEOs at our peer group companies. Mr. Silvers’ compensation also reflects his responsibility for driving financial performance, including the resumption of the Company’s dividend, and the Company exiting the loan covenant relief period early, and his responsibility for implementing the shift in the Company’s strategy to become an experiential-focused REIT, and the Company’s ESG strategy. In 2021, the Compensation Committee froze Mr. Silvers’ base salary at 2020 levels in light of the continued uncertainty facing the Company. Based on his individual performance evaluation and the performance of the Company in 2021, the Compensation Committee established a bonus under the AI at 162.6% of his target level. Mr. Silvers elected to take payment of the AI bonus in the form of unvested restricted

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common shares valued at 150% of the bonus. Based on the LTI, the Compensation Committee awarded Mr. Silvers’ restricted common shares and PSUs valued at his target level. The PSUs granted in 2021 are subject to performance metrics calculated over a period of three years ending December 31, 2023. Based upon its review of the various factors described above, the Compensation Committee believes Mr. Silvers’ compensation is reasonable and not excessive.

Roles of the Compensation Committee, Executive Officers, and Compensation Consultant in Determining Executive Compensation

Our Compensation Committee meets at the beginning of each year to make decisions regarding our NEOs’ compensation. When making these decisions, our Compensation Committee considers the performance of our Company and of each NEO, available compensation information of our peer group and the actual compensation provided to each NEO for each of the last three fiscal years. Based upon the review of this information, together with recommendations provided by our Chief Executive Officer (with respect to other NEOs), our Compensation Committee sets, for each of the NEOs, the base salary for the new fiscal year, determines the AI awards for the most recently completed year, and sets the LTI award opportunity for the next three-year period. In addition to the input of the Chief Executive Officer, other executives attend meetings of our Compensation Committee from time to time and provide historical and prospective breakdowns of primary compensation components for each NEO, and additional context with respect to Company performance. Our Compensation Committee makes the final determinations on all elements of each NEO’s compensation. Our CEO does not play a role in determining his own compensation, other than discussing his annual performance with the Compensation Committee and sharing his accomplishments and proposed objectives with the Compensation Committee.

Our Compensation Committee establishes formulaic performance targets with respect to incentive compensation under our AI and LTI, provided that a portion of each executive’s AI award is calculated based on a subjective assessment of personal performance. The Compensation Committee has the authority under the AI to make downward adjustments to the amounts determined under the formulas based on subjective and qualitative considerations of team performance, individual performance and the performance of the Company. The Compensation Committee does not have any right to exercise discretion to increase or reduce an indicated award under the LTI.

The Compensation Committee has retained Ferguson Partners consulting L.P. (“FPC”) to advise the Compensation Committee with respect to its review of compensation levels for our NEOs. The Compensation Committee has determined that FPC is independent under our NYSE listing requirements.

Benchmarking to Peer Groups

As part of its process of evaluating our executive compensation program, our Compensation Committee reviews peer comparison data to ensure that our executive compensation is competitive within the marketplace. Given EPR’s unique property portfolio, FPC and the Committee decided that the use of two separate peer groups for executive compensation benchmarking for 2021 was most appropriate. Utilizing two separate peer groups allowed for comparisons to both (a) companies similar in size to us as measured by total capitalization and (b) companies that focus investments in the net lease sector. Our Compensation Committee uses both the size-based and net lease peer groups for overall compensation benchmarking purposes because it believes these are the peers with which we compete for executive talent, and thus it is important for the Company’s overall compensation to be competitive with theirs.

Management assisted FPC and the Compensation Committee in the process, providing additional REIT industry insight. The Compensation Committee reviews the peer groups used on an annual basis. The following tables provide the names and key information for each company in each peer group:

2022 Proxy Statement	Page 54

Size-Based Peer Group

Name	Property Focus	Headquarters	Number of Employees(1)	Implied Market Capitalization As of December 31, 2021 (in millions)(1)	Total Capitalization As of December 31, 2021 (in millions)(1)

Apple Hospitality REIT, Inc.	Hotel	Richmond, VA	63	$3,686.3	$5,248.9

EastGroup Properties, Inc.	Industrial	Ridgeland, MS	82	9,403.1	10,881.2

Medical Properties Trust, Inc.	Health Care	Birmingham, AL	112	14,101.1	25,476.6

National Retail Properties, Inc.	Other Retail	Orlando, FL	72	8,442.8	12,189.3

Omega Healthcare Investors, Inc.	Health Care	Hunt Valley, MD	70	7,276.0	12,529.5

Pebblebrook Hotel Trust	Hotel	Bethesda, MD	56	2,945.6	6,488.9

Physicians Realty Trust	Health Care	Milwaukee, WI	89	4,455.1	6,479.6

RLJ Lodging Trust	Hotel	Bethesda, MD	76	2,330.1	5,200.8

Sabra Health Care REIT, Inc.	Health Care	Irvine, CA	42	3,119.6	5,514.1

Spirit Realty Capital, Inc.	Other Retail	Dallas, TX	84	6,153.8	9,344.1

STORE Capital Corporation	Diversified	Scottsdale, AZ	117	9,418.9	13,795.1

W.P. Carey Inc.	Diversified	New York, NY	183	15,590.6	22,530.3

Median			79	$6,714.9	$10,112.7

Average			87	7,243.6	11,303.2

EPR Properties	Specialty	Kansas City, MO	53	3,552.6	6,946.8

Relative Percentile Rank			15%-ile	31%-ile	46%-ile

(1)	Source: S&P Global Market Intelligence.

Net Lease Peer Group

Name	Property Focus	Headquarters	Number of Employees(1)	Implied Market Capitalization As of December 31, 2021 (in millions)(1)	Total Capitalization As of December 31, 2021 (in millions)(1)

Four Corners Property Trust, Inc.	Other Retail	Mill Valley, CA	461	$2,364.4	$3,247.6

Gaming and Leisure Properties, Inc.	Casino	Wyomissing, PA	17	12,240.7	19,030.3

Lexington Realty Trust	Diversified	New York, NY	62	4,445.8	6,101.1

MGM Growth Properties LLC	Casino	Las Vegas, NV	3	10,952.8	15,507.2

National Retail Properties, Inc.	Other Retail	Orlando, FL	72	8,442.8	12,189.3

Realty Income Corporation	Other Retail	San Diego, CA	371	38,583.7	54,420.9

Spirit Realty Capital, Inc.	Other Retail	Dallas, TX	84	6,153.8	9,344.1

STORE Capital Corporation	Diversified	Scottsdale, AZ	117	9,418.9	13,795.1

VEREIT, Inc.(2)	Other Retail	Phoenix, AZ	NA	NA	NA

VICI Properties, Inc.	Casino	New York, NY	152	18,937.4	24,008.2

W.P. Carey Inc.	Diversified	New York, NY	183	15,590.6	22,530.3

Median			100.5	$10,185.9	$14,651.2

Average			152.2	12,713.1	18,017.4

EPR Properties	Specialty	Kansas City, MO	53	3,552.6	6,946.8

Relative Percentile Rank			27%-ile	18%-ile	27%-ile

(1)	Source: S&P Global Market Intelligence.
(2)	On November 1, 2021, the merger of VEREIT, Inc. with a subsidiary of Realty Income Corporation was consummated.

2022 Proxy Statement	Page 55

FPC’s benchmarking review was based on information disclosed in the peer companies’ 2020 proxy statements, which reported data with respect to fiscal 2019 (the latest year for which comprehensive data was publicly available at the time of the benchmarking analysis), as well as other publicly available information. FPC also reviewed the 2020 Nareit Compensation Survey (which FPC conducts) and additional proprietary real estate compensation surveys conducted throughout the year by FPC for additional context. FPC’s review compared our executive pay practices to compensation practices for executives in comparable positions at peer companies and advised the Compensation Committee on several aspects of compensation including base salaries, target incentive pay, and pay mix. All of these aspects of FPC’s analyses informed the Committee’s decisions regarding executive pay going in to 2021.

Changes to Compensation Program in 2022

In light of the improving economic environment and the stabilization of the Company’s business, the Compensation Committee determined to increase the NEOs’ base salaries on average by 7.6% to bring their base salaries in line with the median salaries for their peer group, and returned to its historic practice of setting annual targets for the AI based on growth in FFOAA, per Share and investment spending. No material changes were made to the 2022 LTI.

Share Ownership Guidelines

The Compensation Committee has adopted share ownership guidelines applicable to the NEOs and trustees of the Company. Each NEO and trustee is required to have acquired, within four years of his or her becoming a NEO or trustee, common shares or unvested restricted common shares or units having a market value in excess of the following:

Requirement

Trustees	4x their current basic retainer

CEO	5x his current base salary

CFO	3x his current base salary

Other NEOs	1x their current base salary

Assessment of Compensation-Related Risks

The Compensation Committee does not believe that any of the Company’s compensation programs expose the Company to excessive risk and instead believes that all of the programs encourage behavior that supports sustainable value creation for stakeholders by appropriately balancing risk and reward. During the compensation setting process each year, the Compensation Committee considers the Company’s compensation policies and practices to determine whether, in its judgment, the compensation programs encourage risk-taking behavior likely to have a material adverse effect on the Company.

The Company’s compensation programs have three common elements: base salary, potential AI awards, and potential LTI awards. For our executives, AI awards are determined based upon the achievement of both individual and Company performance metrics. For all other employees (other than individuals who originate investments for the Company (“producers”)), AI awards are determined based upon personal performance ratings and achievement of personal performance goals and are then adjusted, in the discretion of management, based on the Company’s overall performance. For producers, AI awards are determined solely on the Company’s investment spending and the LTI awards are determined using the same methodology as non-executive employees.

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Based on its review, the Compensation Committee believes the investment spending metric, which is utilized in determining both the executives’ and the producers’ compensation, could encourage excessive risk-taking behavior because individual employee actions could directly impact this metric. In addition, the Compensation Committee believes the liquidity metric, used in the AI for the first half of 2021, could encourage risk-taking behavior by incentivizing dispositions of investments at potentially low values in order to generate liquidity to meet this performance metric. These risks, however, are mitigated by several factors, as discussed below.

The Compensation Committee believes that the following factors decrease the likelihood of an individual engaging in excessive risk-taking behavior to increase their compensation:

•

The executive compensation program uses a balanced mix of performance metrics, including FFOAA per Share, AFFO per Share, investment spending, relative TSR, and personal performance metrics for each executive, to avoid excessive weight on any single performance metric.

•	The compensation programs provide a balanced mix of cash and equity and both annual and long-term incentives.

•

The Company has a multi-level approval process for investments (including acquisition and disposition opportunities) that mitigates the risk of using investment spending and liquidity as performance metrics in its compensation programs. First, the Company’s underwriting team analyzes all investment opportunities. The underwriting team is not compensated based on investment spending or liquidity and does not report to the production team. Once approved by underwriting, the Company’s senior management reviews investment opportunities, and if approved by management, such opportunities are presented to and approved by the Investment Committee, which consists of each of the NEOs, with transactions in excess of $50 million requiring the additional approval of the Board of Trustees. Senior management approves all disposition opportunities. Dispositions in excess of $35 million are approved by the Investment Committee, with certain larger transactions requiring the additional approval of the Board of Trustees.

•

Final awards under the AI for executives are subject to the discretion of the Compensation Committee (limited to only discretion to decrease the final awards under the revised AI), which may consider both quantitative and qualitative factors outside the specified performance factors. Similarly, final awards under the AI for producers and other non-executives are subject to the discretion of the Company’s senior management.

•

All shares awarded under the AI and time-based equity awards under the LTI are payable in the form of unvested restricted shares that continue to be at-risk for three years (for AI awards) and four years (for LTI awards) after they are earned. Specifically, the Company incents individuals to elect to receive AI awards in unvested restricted common shares by valuing the equity award at an amount equal to 150% of the cash amount the individuals otherwise would have received.

•

Our insider trading policy prohibits all employees (including officers) and trustees and certain of their respective family members and controlled entities from engaging in transactions in our securities that are speculative in nature, including, but not limited to prohibiting “short selling,” purchasing options, taking out margin loans against stock options, hedging or engaging in any other type of speculative arrangement that has a similar economic effect without the full risk or benefit of ownership, and transacting in the securities of any entity with which the Company is discussing significant business matters.

•	Maximum payout levels for awards under the AI and LTI are capped.

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•	Executive officers are subject to share ownership and retention guidelines.

•	FPC, the Compensation Committee’s independent compensation consultant, assists with the review of the executive compensation policies and practices.

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Summary Compensation Table

The following table contains information on the compensation earned by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers in 2021, which we collectively refer to in this Proxy Statement as our “NEOs.” For additional information regarding this compensation, refer to the Compensation Discussion and Analysis section of this Proxy Statement.

Name & Principal Position	Year	Salary	Bonus(1)	Share Awards (2)(3)	Option Awards	Non- Equity Incentive Plan Compen- sation	Change in Pension Value & Nonqualified Deferred Compen- sation Earnings	All Other Compen- sation(4)	Total

Gregory K. Silvers	2021	$808,000	$1,641,847	$5,777,134	$—	$—	$—	$49,901	$8,276,882
President and	2020	808,000	986,164	3,906,842	—	—	—	70,352	5,771,358
Chief Executive	2019	769,500	1,923,750	1,394,533	—	—	—	71,972	4,159,755
Officer

Mark A. Peterson	2021	478,000	786,593	2,143,807	—	—	—	41,247	3,449,647
Executive Vice	2020	478,000	466,719	1,512,218	—	—	—	49,889	2,506,826
President, Chief	2019	463,500	834,300	655,499	—	—	—	50,700	2,003,999
Financial Officer
and Treasurer

Greg E. Zimmerman	2021	448,000	582,612	1,938,525	—	—	—	38,937	3,008,074
Executive Vice	2020	448,000	349,942	1,323,187	—	—	—	45,620	2,166,749
President, and	2019	435,000	696,000	546,860	—	—	—	11,454	1,689,314
Chief Investment Officer

Craig L. Evans	2021	389,000	505,884	1,360,641	—	—	—	49,326	2,304,851
Executive Vice	2020	389,000	303,856	966,246	—	—	—	48,668	1,707,770
President,	2019	359,000	502,600	373,068	—	—	—	50,551	1,285,219
Secretary and
General Counsel

Tonya L. Mater	2021	273,000	244,083	473,910	—	—	—	29,809	1,020,802
Senior Vice President and Chief Accounting
Officer

(1)

Amounts reflect performance bonuses earned by each executive under the annual incentive program. Performance bonuses under the annual incentive program are payable in cash, nonvested restricted common shares or a combination of cash and nonvested restricted common shares, at the election of executive. Executives that elect to receive their performance bonuses in the form of nonvested restricted common shares receive an award of nonvested restricted common shares having a value equal to 150% of the cash amount they otherwise would have received. In each of 2021, 2020 and 2019, the executives elected to receive their performance bonuses payable in that year in the form of nonvested restricted common shares. See note 2 below for a discussion of the method used in determining the aggregate grant date fair value of the nonvested restricted common shares.

(2)

Amounts reflect the aggregate grant date fair value of such awards, computed in accordance with FASB ASC Topic 718. For policies used in determining these values, refer to Note 14 of the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC. These amounts reflect an accounting expense and do not necessarily correspond to the actual value that may be realized by the NEOs.

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(3)

Amounts include: (i) the aggregate grant date fair value of nonvested restricted performance shares issued pursuant to the long-term incentive plan; (ii) the aggregate grant date fair value of nonvested restricted common shares issued pursuant to the long-term incentive plan; and (iii) the incremental aggregate grant date fair value of nonvested restricted common shares issued pursuant to the annual incentive program that the executive, by accepting nonvested restricted common shares instead of cash, received in excess of the cash amount that the executive would have otherwise received. In 2021, the incremental aggregate grant date fair value of nonvested restricted common shares issued pursuant to the annual incentive program to Messrs. Silvers, Peterson, Zimmerman and Evans and Ms. Mater was $751,110, $359,827, $266,529, $231,440, and $111,645, respectively.

(4)

The following table sets forth all other compensation for 2021 including amounts relating to personal use of company vehicles, the Company’s matching contributions under the Company’s 401(k) plan, amounts payable by the Company with respect to term life insurance premiums (and related tax gross-up payments), and payments for executive medical examinations.

Name	Personal Use of Company Vehicles	401(k) Matching Contributions	Term Life Insurance Premiums and Related Tax Gross-Up	Executive Medical Examinations	Total of All Other Compensation
Gregory K. Silvers	$6,233	$26,000	$17,668	$—	$49,901
Mark A. Peterson	6,440	26,000	8,807	—	41,247
Greg E. Zimmerman	3,550	26,000	9,387	—	38,937
Craig L. Evans	7,385	26,000	10,085	5,856	49,326
Tonya L. Mater	8,418	19,500	1,891	—	29,809

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Grants of Plan-Based Awards in Fiscal 2021

The following table provides information about grants of plan-based awards under equity incentive plans to the NEOs in 2021. These grants were made under the 2016 Equity Incentive Plan pursuant to the annual incentive program and the long-term incentive plan. Grants were in the form of nonvested restricted common share awards and nonvested performance shares. For additional information regarding these awards, refer to the Compensation Discussion and Analysis section of this Proxy Statement.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant date Fair Value of Stock and Option Awards(3)
		Thres- hold	Target	Maxi- mum	Thres- Hold(#)	Target(#)	Maxi- Mum(#)
Gregory K. Silvers
2021 LTI	02/22/2021	—	—	—	25,812	51,623	122,605	—	—	$—	$3,878,983
2021 LTI	02/22/2021	—	—	—	—	—	—	25,811	—	—	1,147,041
2021 AI	02/22/2021	—	—	—	—	—	—	46,054	—	—	2,046,640
Mark A. Peterson
2021 LTI	02/22/2021	—	—	—	9,162	18,323	43,517	—	—	—	1,376,821
2021 LTI	02/22/2021	—	—	—	—	—	—	9,162	—	—	407,159
2021 AI	02/22/2021	—	—	—	—	—	—	21,796	—	—	968,614
Greg E. Zimmerman
2021 LTI	02/22/2021	—	—	—	8,587	17,173	40,786	—	—	—	1,290,390
2021 LTI	02/22/2021	—	—	—	—	—	—	8,587	—	—	381,606
2021 AI	02/22/2021	—	—	—	—	—	—	16,342	—	—	726,238
Craig L. Evans
2021 LTI	02/22/2021	—	—	—	5,799	11,598	27,545	—	—	—	871,494
2021 LTI	02/22/2021	—	—	—	—	—	—	5,799	—	—	257,708
2021 AI	02/22/2021	—	—	—	—	—	—	14,190	—	—	630,604
Tonya L. Mater
2021 LTI	02/22/2021	—	—	—	1,861	3,721	8,837	—	—	—	279,606
2021 LTI	02/22/2021	—	—	—	—	—	—	1,860	—	—	82,658
2021 LTI	02/22/2021	—	—	—	—	—	—	6,847	—	—	304,281

(1)

The column includes nonvested restricted performance shares issued pursuant to the long-term incentive plan. The nonvested performance shares issued pursuant to the long-term incentive plan vest on the third anniversary of the grant date, subject to the attainment of certain performance conditions. Actual shares delivered are subject to performance conditions and therefore may vary from the threshold, target and maximum amounts reported here. See the Compensation Discussion and Analysis section of this Proxy Statement for additional information regarding these awards and the long-term incentive plan.

(2)

The column includes: (1) nonvested restricted common shares issued pursuant to the long-term incentive plan relating to the 2021 performance period; and (2) nonvested restricted common shares issued pursuant to the annual incentive program (with respect to elections to receive the award in restricted common shares) relating to the 2020 performance period (but issued in 2021). The nonvested restricted common shares issued pursuant to the annual incentive program vest at the rate of 33 1/3% per year for three years and the nonvested restricted commons shares issued pursuant to the long-term incentive plan vest at the rate of

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25% per year for four years. See the Compensation Discussion and Analysis section of this Proxy Statement for additional information regarding these awards and the annual incentive program and long-term incentive plan.

(3)

Amounts reflect the aggregate grant date fair value of such awards, computed in accordance with FASB ASC Topic 718. For policies used in determining these values, refer to Note 14 of the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC.

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Outstanding Equity Awards at 2021 Fiscal Year-End

The following table provides information regarding outstanding awards to the NEOs that have been granted but not vested or exercised as of December 31, 2021.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested(#)	Market Value of Shares or Units of Stock that Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(1)
Gregory K. Silvers(3)	2,773	—	—	$47.21	1/1/2023	—	$—	—	$—
	21,588	—	—	61.79	2/20/2025	—	—	—	—
	—	—	—	—	—	152,603	7,247,116	40,008	1,899,980

Mark A. Peterson(4)	12,894	—	—	51.64	1/1/2024	—	—	—	—
	8,401	—	—	61.79	2/20/2025	—	—	—	—
	—	—	—	—	—	69,763	3,313,045	14,201	674,405

Greg E. Zimmerman(5)	—	—	—	—	—	46,199	2,193,991	13,310	632,092

Craig L. Evans(6)	—	—	—	—	—	42,015	1,995,292	8,989	426,888
Tonya L. Mater(7)	1,201	—	—	61.79	2/20/2025	—	—	—	—
	—	—	—	—	—	19,081	906,157	2,884	136,961

(1)

The market value of the restricted common share awards and restricted performance share awards is based on the closing market price of the Company’s common shares as of December 31, 2021 (the last trading day in the 2021 fiscal year), which was $47.49 per share.

(2)	The number of restricted performance share awards included in this column is based on achieving threshold performance.

(3)

The restricted common share awards for Mr. Silvers granted under the annual incentive plan vest according to the following schedule: 39,550 awards vested on January 1, 2022; 29,084 awards will vest on January 1, 2023; and 15,351 awards will vest on January 1, 2024. The restricted common share awards for Mr. Silvers granted under the long-term incentive plan vest according to the following schedule: 32,066 awards vested on January 1, 2022; 18,410 awards will vest on January 1, 2023; 11,690 awards will vest on January 1, 2024; and 6,452 awards will vest on January 1, 2025. The restricted and unearned performance share awards for Mr. Silvers granted under the performance shares plan vest according to the following schedule: 14,196 awards will vest on January 1, 2023; and 25,812 awards will vest on January 1, 2024 subject to the attainment of performance goals.

(4)

The restricted common share awards for Mr. Peterson granted under the annual incentive plan vest according to the following schedule: 18,896 awards vested on January 1, 2022; 13,221 awards will vest on January 1, 2023; and 7,265 awards will vest on January 1, 2024. The restricted common share awards for Mr. Peterson granted under the long-term incentive plan vest according to the following schedule: 15,517 awards vested on January 1, 2022; 8,109 awards will vest on January 1, 2023; 4,465 awards will vest on January 1, 2024; and 2,290 awards will vest on January 1, 2025. The restricted and unearned performance share awards for Mr. Peterson granted under the performance shares plan vest according to the following schedule: 5,039 awards will vest on January 1, 2023; and 9,162 awards will vest on January 1, 2024 subject to the attainment of performance goals.

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(5)

The restricted common share awards for Mr. Zimmerman granted under the annual incentive plan vest according to the following schedule: 10,417 awards vested on January 1, 2022; 10,415 awards will vest on January 1, 2023; and 5,447 awards vest on January 1, 2024. The restricted common share awards for Mr. Zimmerman granted under the long-term incentive plan vest according to the following schedule: 6,842 awards vested on January 1, 2022; 6,841 awards will vest on January 1, 2023; 4,091 awards will vest on January 1, 2024; and 2,146 awards will vest on January 1, 2025. The restricted and unearned performance share awards for Mr. Zimmerman granted under the performance shares plan vest according to the following schedule: 4,723 awards will vest on January 1, 2023; and 8,587 awards will vest on January 1, 2024 subject to the attainment of performance goals.

(6)

The restricted common share awards for Mr. Evans granted under the annual incentive plan vest according to the following schedule: 11,773 awards vested on January 1, 2022; 8,318 awards will vest on January 1, 2023; and 4,730 awards vest on January 1, 2024. The restricted common share awards for Mr. Evans granted under the long-term incentive plan vest according to the following schedule: 8,425 awards vested on January 1, 2022; 4,600 awards will vest on January 1, 2023; 2,720 awards will vest on January 1, 2024; and 1,449 awards will vest on January 1, 2025. The restricted and unearned performance share awards for Mr. Evans granted under the performance shares plan vest according to the following schedule: 3,190 awards will vest on January 1, 2023; and 5,799 awards will vest on January 1, 2024 subject to the attainment of performance goals.

(7)

The restricted common share awards for Ms. Mater granted under the annual incentive plan vest according to the following schedule: 6,352 awards vested on January 1, 2022; 4,367 awards will vest on January 1, 2023; and 2,282 awards will vest on January 1, 2024. The restricted common share awards for Ms. Mater granted under the long-term incentive plan vest according to the following schedule: 3,061 awards vested on January 1, 2022; 1,648 awards will vest on January 1, 2023; 906 awards will vest on January 1, 2024; and 465 awards will vest on January 1, 2025. The restricted and unearned performance share awards for Ms. Mater granted under the performance shares plan vest according to the following schedule: 1,023 awards will vest on January 1, 2023; and 1,861 awards will vest on January 1, 2024 subject to the attainment of performance goals.

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Option Exercises and Stock Vested in Fiscal 2021

The following table provides information regarding option exercises by our NEOs and restricted common shares held by our NEOs which vested during 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(1)
Gregory K. Silvers	—	$—	67,940	$2,208,050
Mark A. Peterson	—	—	35,347	1,148,778
Greg E. Zimmerman	—	—	9,665	314,113
Craig L. Evans	—	—	20,062	652,015
Tonya L. Mater	—	—	9,183	298,448

(1)

The “value realized” on exercise of an option award is the difference between the per share closing market price of the Company’s common shares on the date of exercise and the exercise price of the option. The “value realized” on vesting of a restricted common share award is the closing market price of the Company’s common shares as of the vesting date of the award.

(2)	In 2021, Messrs. Silvers, Peterson, Zimmerman and Evans and Ms. Mater surrendered 31,300, 16,388, 3,189, 9,395, and 3,959 shares, respectively, to pay for tax withholdings.

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Potential Payments Upon Termination or Change of Control

The following table provides information regarding potential payments upon termination of our NEOs or a change of control as of December 31, 2021. These payments are provided for pursuant to the Company’s Severance Plan, equity plans and award agreements as described below.

						Six Months Before or One Year After Change in Control
Name	Benefit	Voluntary Termination	Death	Disability	Termination w/o Cause or for Good Reason	No Termination	Termination w/o Cause or for Good Reason
Gregory K. Silvers	Cash Severance(1)	$—	$—	$—	$4,657,789	$—	$6,475,789
	Term Life Insurance Proceeds(2)	—	2,500,000	—	—	—	—
	Accelerated Vesting of Options(3)	—	776	776	776	776	776
	Accelerated Vesting of Restricted Shares(3)	—	7,247,116	7,247,116	7,247,116	7,247,116	7,247,116
	Accelerated Vesting of Restricted Performance Shares(3)	—	3,950,271	3,950,271	3,950,271	3,950,271	3,950,271
Mark A. Peterson	Cash Severance(1)	—	—	—	2,404,655	—	2,882,655
	Term Life Insurance Proceeds(2)	—	2,000,000	—	—	—	—
	Accelerated Vesting of Options(3)	—	—	—	—	—	—
	Accelerated Vesting of Restricted Shares(3)	—	3,313,045	3,313,045	3,313,045	3,313,045	3,313,045
	Accelerated Vesting of Restricted Performance Shares(3)	—	1,402,101	1,402,101	1,402,101	1,402,101	1,402,101
Greg E. Zimmerman	Cash Severance(1)	—	—	—	1.982,405	—	2,385,605
	Term Life Insurance Proceeds(2)	—	2,000,000	—	—	—	—
	Accelerated Vesting of Options(3)	—	—	—	—	—	—
	Accelerated Vesting of Restricted Shares(3)	—	2,193,991	2,193,991	2,193,991	2,193,991	2,193,991
	Accelerated Vesting of Restricted Performance Shares(3)	—	1,314,125	1,314,125	1,314,125	1,314,125	1,314,125
Craig L. Evans	Cash Severance(1)	—	—	—	1,726,255	—	2,076,355
	Term Life Insurance Proceeds(2)	—	2,000,000	—	—	—	—
	Accelerated Vesting of Options(3)	—	—	—	—	—	—
	Accelerated Vesting of Restricted Shares(3)	—	1,995,292	1,995,292	1,995,292	1,995,292	1,995,292
	Accelerated Vesting of Restricted Performance Shares(3)	—	887,521	887,521	887,521	887,521	887,521

2022 Proxy Statement	Page 66

						Six Months Before or One Year After Change in Control
Name	Benefit	Voluntary Termination	Death	Disability	Termination w/o Cause or for Good Reason	No Termination	Termination w/o Cause or for Good Reason
Tonya L. Mater	Cash Severance(1)	—	—	—	1,011,105	—	1,011,105
	Term Life Insurance Proceeds(2)	—	2,000,000	—	—	—	—
	Accelerated Vesting of Options(3)	—	—	—	—	—	—
	Accelerated Vesting of Restricted Shares(3)	—	906,157	906,157	906,157	906,157	906,157
	Accelerated Vesting of Restricted Performance Shares(3)	—	284,703	284,703	284,703	284,703	284,703

(1)

Represents cash severance payments under the Company’s Severance Plan as described below under “Severance Plan and Award Agreements.” Amounts representing the Company’s direct payment to insurers of the Company-paid portion of the annual premium cost to cover the NEO and their eligible dependents, if any, under the Company’s health, vision and dental plans are calculated based on the applicable premium as in effect at December 31, 2021.

(2)	Represents payment of the proceeds from the NEO’s term life insurance policy payable by the insurer.

(3)

Based on the closing market price of the Company’s common shares as of December 31, 2021 (the last trading day in the 2021 fiscal year), which was $47.49 per share. Amounts shown for accelerated vesting of restricted performance shares assume achievement of an “at target” level of performance.

Severance Plan and Award Agreements

Our NEOs are entitled to certain severance benefits under the Company’s Severance Plan, which provides benefits for all full-time employees of the Company. Under the Company’s Severance Plan, each of our NEOs would be entitled to receive certain severance benefits upon a “qualifying termination.” The Company’s Severance Plan defines a “qualifying termination” to mean an involuntary termination of the executive’s employment with the Company without “cause” or with “good reason” and other than as a result of the executive’s death or a “qualifying departure” (as such terms are defined in the Company’s Severance Plan). Upon a “qualifying termination,” each of our NEOs would be entitled to a cash severance payment equal to the sum of:

•

24x the executive’s “monthly base compensation” (defined to mean 1/12th of the sum of (1) the executive’s annual base salary or wage in effect at the time of a Qualifying Termination and (2) the amount of the executive’s annual incentive bonus opportunity (not including for this purpose any incentive bonus opportunity under any Company long-term incentive plan) for the year in which the Qualifying Termination occurs, assuming an “at target” level of performance (paid in cash, in lieu of an equity award);

2022 Proxy Statement	Page 67

•

18x the executive’s “monthly welfare compensation” (defined to mean 1/12th of the amount equal to one-half (1/2) of the Company-paid portion of the annual premium cost to cover the Eligible Employee and his or her eligible dependents, if any, under the Company’s health, vision and dental plans in effect as of the date of the Qualifying Termination). Such calculation will include the Company-paid portion of the cost of the premiums for coverage of the Eligible Employee’s dependents if, and only to the extent that, such dependents were enrolled in a health, vision or dental plan sponsored by the Company at the time of the Qualifying Termination. Any payment of Monthly Welfare Compensation shall (1) only be provided to the extent the Eligible Employee has elected to receive COBRA continuation coverage, (2) be considered a subsidy to the Eligible Employee’s COBRA payment obligations and (3) run concurrently with the Company’s obligation to provide COBRA continuation coverage;

•	Any earned and accrued, but not yet paid, base salary through the executive’s termination date;

•	An amount determined in accordance with the Company’s vacation policy for all earned and accrued, but not yet used, credited vacation;

•

The pro rata portion of the annual incentive bonus that the executive would have received under the Company’s annual incentive program for the performance year during which his or her termination occurs if the executive had remained employed through the end of such performance year and assuming achievement of an “at target” level of performance (paid in cash and as if no election had been made to receive an equity award in lieu of such cash award), plus, if the executive’s termination prior to the Company’s determination and payment of the annual incentive bonus for the performance year immediately prior to the year during which his or her termination occurs, the annual incentive bonus that the executive would have received under the Company’s annual incentive program for such performance assuming achievement of an “at target” level of performance (paid in cash and as if no election had been made to receive an equity award in lieu of such cash award); and

•

Except as otherwise provided in the documents evidencing or effecting an award or grant under the Company’s long-term incentive plan, a pro rata portion of the amount of the long term incentive plan award that the executive would have received under the Company’s long term incentive plan for the performance year during which his or her termination occurs if the executive had remained employed through the end of such performance year and assuming achievement of an “at target” level of performance, plus, if the executive’s termination occurs prior to the Company’s determination and payment of the long term incentive plan award for the performance year immediately prior to the year during which his or her termination, the long term incentive plan award that the executive would have received under the Company’s long term incentive plan for such performance assuming achievement of an “at target” level of performance. This provision of the Severance Plan is designed to address the Company’s long-term incentive plan to the extent that awards are based on past performance. In 2020, the Company’s long-term incentive plan was redesigned to include restricted performance shares awards that are determined based on future performance and vest according to the terms of the applicable performance share award agreements. However, if an executive’s termination occurs in a performance year prior to the grant in that year of restricted shares and restricted performance shares under the long-term incentive plan, this provision will apply.

In addition, if any of Messrs. Silvers, Peterson, Zimmerman or Evans experiences a “qualifying termination” either during the six-month period immediately preceding a “change in control” or during the one-year period following a “change in control,” Mr. Silvers would be entitled to an additional cash severance payment of 12x his “monthly base compensation” and Messrs. Peterson, Zimmerman and Evans would be entitled to an additional cash compensation of 6x his “monthly base compensation.”

2022 Proxy Statement	Page 68

The Company’s Severance Plan defines “change in control” to have the same meaning as provided in the 2016 Equity Incentive Plan (as described below). Amounts payable under the Company’s Severance Plan in connection with a “change in control” are subject to reduction under Sections 280G and 4999 of the Internal Revenue Code.

In addition, the Company’s Severance Plan would provide our NEOs with 12 months of outplacement services upon a “qualifying termination.”

The Company’s Severance Plan also provides that upon a “qualifying termination,” all unvested or unexercisable equity awards held by our named executive officers will immediately vest and all of share options will remain exercisable until the earlier of the fifth anniversary date of the termination or the expiration date of the option.

The Company’s obligation to provide the severance benefits described above to our NEOs under the Company’s Severance Plan is subject to our NEOs providing a release of all claims and complying with applicable non-competition, non-solicitation, confidentiality and other post-employment restrictive covenants included in the Company’s Severance Plan.

The Company’s Severance Plan defines “cause” to mean (i) the executive’s willful and continued failure or refusal to perform his or her duties with the Company (other than as a result of disability or incapacity due to mental or physical illness), subject to a 30 day cure period, (ii) the willful engagement by the executive which is materially and demonstrably injurious to the Company, or (iii) the executive’s indictment of, or plea of nolo contendere with respect to, a felony, or conviction of, or plea of nolo contendere with respect to, any other crime involving theft or, in the sole discretion of the Company, moral turpitude.

The Company’s Severance Plan defines “good reason” to mean any of the following, unless consented to by the executive and subject to a 30-day cure period: (i) the assignment of duties to the executive materially and adversely inconsistent with such executive’s current position; (ii) a reduction of the executive’s base compensation or eligible bonus opportunity under the Company’s annual incentive program or the executive’s discontinued eligibility for long-term incentive awards under the Company’s long-term incentive plan, if, in the aggregate, results in a material reduction in the executive’s total direct compensation; or (iii) any requirement that the executive be based at any office outside of a 50-mile radius of his or her assigned primary work location with the Company without the executive’s consent.

As of December 31, 2021, our NEOs held unvested option, restricted share and restricted performance share awards under the 2016 Equity Incentive Plan and the 2007 Equity Incentive Plan that were subject to accelerated vesting provisions upon a change in control of the Company or certain events of the executive’s termination of service. Under the 2016 Equity Incentive Plan and 2007 Equity Incentive Plan and related award agreements, in the event of a NEO’s death or disability all of the executive’s unvested option awards immediately vest and become exercisable and all restrictions applicable to the executive’s unvested restricted share and restricted performance share awards lapse and such awards become fully vested. The 2016 Equity Incentive Plan and 2007 Equity Incentive Plan also provide that, upon a “change in control” of the Company, all awards outstanding under the plan will become fully exercisable, fully vested or fully payable, as applicable, and all restrictions and conditions on such awards will be deemed satisfied. Under the 2016 Equity Incentive Plan and the 2007 Equity Incentive Plan, a “change in control” is deemed to have occurred if:

•

Incumbent trustees (defined as trustees of the Company on the effective date of the 2016 Equity Incentive Plan or the 2007 Equity Incentive Plan, as applicable, or any trustees who are subsequently elected with the approval of at least two-thirds of the incumbent trustees then on the Board) cease for any reason to constitute at least a majority of the Board;

2022 Proxy Statement	Page 69

•

Any person or group becomes the beneficial owner of 25% or more of our voting securities, other than (i) an acquisition by an underwriter in an offering of shares by the Company, (ii) a transaction in which more than 50% of the voting securities of the surviving corporation is represented by the holders of our voting securities prior to the transaction, no person or group would become the beneficial owner of 25% or more of the voting securities of the surviving corporation entitled to elect directors (and no current beneficial owner of 25% or more of the Company’s voting securities would increase its percentage of ownership as a result of the transaction), and at least a majority of the directors of the surviving corporation were incumbent trustees of the Company (a “non-qualifying transaction”), or (iii) an acquisition of shares directly from the Company in a transaction approved by a majority of the incumbent trustees;

•

The consummation of a merger, consolidation, acquisition, sale of all or substantially all of the Company’s assets or properties or similar transaction that requires the approval of our shareholders, other than a non-qualifying transaction (a “business combination”);

•	The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

•

Any transaction or series of transactions which results in the Company being “closely held” within the meaning of the REIT provisions of the Internal Revenue Code and with respect to which the Board has either waived or failed to enforce the “Excess Share” provisions of our amended and restated declaration of trust.

Under the 2016 Equity Incentive Plan and the 2007 Equity Incentive Plan, a “change in control” will not be deemed to occur solely because a “person” or “group” acquires beneficial ownership of more than 25% of our voting securities as a result of any acquisition of our voting securities by the Company, but if after that acquisition by the Company the “person” or “group” becomes the beneficial owner of any additional such voting securities, a “change in control” will be deemed to occur unless otherwise exempted as set forth above.

Compensation Committee Interlocks and Insider Participation

None of the persons who served on the Company’s Compensation Committee during the last completed fiscal year (Messrs. Bloch and Connor and Mses. Shanks and Sterneck): (i) was formerly an officer of the Company; (ii) during the last fiscal year, was an officer or employee of the Company; or (iii) had any relationship requiring disclosure under Item 404 of Regulation S-K. None of the Company’s executive officers, during the last completed fiscal year, served as: (i) a member of the compensation committee of another entity, one of whose executive officers served on the Company’s Compensation Committee; (ii) a director of another entity, one of whose executive officers served on the Company’s Compensation Committee; or (iii) a member of the compensation committee of another entity, one of whose executive officers served as the Company’s trustee.

CEO Pay Ratio

Set forth below for 2021 is a comparison of (i) the median of the annual total compensation of all employees of the Company and its consolidated subsidiaries (except the Chief Executive Officer of the Company) and (ii) the annual total compensation of the Chief Executive Officer. The information is provided pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K. The median of the annual total compensation and the pay ratio described below are reasonable estimates calculated by the Company in a manner consistent with Item 402(u).

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We estimate that the median of the annual total compensation of all employees of the Company and its consolidated subsidiaries (except our Chief Executive Officer) was approximately $207,476 for 2021. The annual total compensation of Mr. Silvers, our Chief Executive Officer, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $8,276,882 for 2021. Based on this information, we estimate that the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was 40 to 1 for 2021.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our Chief Executive Officer, we used the following methodology and made the following material assumptions, adjustments, and estimates:

•

We determined that, as of December 31, 2021, our employee population consisted of approximately 54 individuals, all of whom are located in the United States. This population consisted of our full-time and part-time employees.

•

To identify the “median employee” from our employee population, we compared the amount of gross earnings before pre-tax deductions of our employees (other than our Chief Executive Officer) who were employed by us on December 31, 2021, as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2020. We used gross earnings before pre-tax deductions as a compensation measure because we believe that it reasonably reflects the total annual compensation of our employees and can be consistently applied to all of our employees included in the calculation. For purposes of identifying the median employee, we annualized the base salaries of full-time employees who were employed by us on December 31, 2021, but did not work for us for the entire fiscal year. The resulting total gross earnings before pre-tax deductions for all employees (other than our Chief Executive Officer) were sorted from high to low, and the median employee was identified.

•

Once we identified our median employee, we included the elements of such employee’s compensation for 2021 determined in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our 2021 Summary Compensation Table included in this Proxy Statement, which was calculated in accordance with the same requirements of Item 402(c)(2)(x) of Regulation S-K.

2022 Proxy Statement	Page 71

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information regarding securities to be issued upon the exercise of outstanding options, warrants and rights and securities available for issuance under the Company’s equity compensation plans as of December 31, 2021.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	151,977	(2)	$56.79	(3)	2,364,714	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	151,977		$56.79		2,364,714

(1)

All grants of equity awards were issued under the Company’s 2007 Equity Incentive Plan prior to May 12, 2016, and under the Company’s 2016 Equity Incentive Plan on and after May 12, 2016. The Company’s 2016 Equity Incentive Plan replaced the Company’s 2007 Equity Incentive Plan. Each of the plans was approved by the Company’s shareholders.

(2)

This number includes: (i) 95,952 common shares issuable upon the exercise of options granted under the Company’s 2007 Equity Incentive Plan; (ii) 12,719 common shares issuable upon the exercise of options granted under the Company’s 2016 Equity Incentive Plan; and (iii) 43,306 common shares subject to vested restricted share units granted to non-employee trustees under the Company’s 2007 Equity Incentive Plan and the Company’s 2016 Equity Incentive Plan for which the non-employee trustees have elected to defer receipt until a later date.

(3)

The 43,306 common shares subject to vested restricted share units granted to non-employee trustees under the Company’s 2007 Equity Incentive Plan and the Company’s 2016 Equity Incentive Plan for which the non-employee trustees have elected to defer receipt until a later date are excluded from the weighted average price calculation.

(4)

This number represents shares available for issuance under the Company’s 2016 Equity Incentive Plan. Upon shareholder approval of the Company’s 2016 Equity Incentive Plan, no further awards were permitted to be made under the Company’s 2007 Equity Incentive Plan.

2022 Proxy Statement	Page 72

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Trustees has reviewed and discussed the information provided in “Compensation Discussion and Analysis” with management and, based on the review and discussions, the Compensation Committee recommended to the Board of Trustees that the “Compensation Discussion and Analysis” be included in this proxy statement.

By the Compensation Committee:

Robin P. Sterneck, Chair

Thomas M. Bloch

James B. Connor

Virginia E. Shanks

2022 Proxy Statement	Page 73

AUDIT COMMITTEE REPORT

In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company’s 2021 audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the rules of the SEC and NYSE. This included a discussion of the firm’s judgments regarding the quality, not just the acceptability, of the Company’s accounting principles and the other matters required to be discussed with the Audit Committee under the rules of the NYSE and the PCAOB. In addition, the Audit Committee received from the firm the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence from management and the Company.

The Audit Committee discussed with management and the firm the overall scope and plans for the audit of the consolidated financial statements. The Audit Committee meets periodically with management and the independent registered public accounting firm to discuss the results of their audits, the Company’s disclosure controls and procedures, internal control over financial reporting and internal audit function, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees, and the Board approved, that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

By the Audit Committee:

Jack A. Newman, Jr., Chair

Peter C. Brown

Robert J. Druten

Virginia E. Shanks

This Audit Committee Report is not deemed “soliciting material” and is not deemed filed with the SEC or subject to Regulation 14A or the liabilities under Section 18 of the Exchange Act.

2022 Proxy Statement	Page 74

TRANSACTIONS BETWEEN THE COMPANY AND

TRUSTEES, OFFICERS OR THEIR AFFILIATES

The Company has established Company Governance Guidelines and Independence Standards for Trustees which cover (generally and specifically) the types of related party transactions addressed by SEC and NYSE rules. The Board is responsible for evaluating these standards and ensuring compliance with these guidelines and they also apply, to the extent applicable, these standards and guidelines to executive officers in a manner to satisfy Item 404 of Regulation S-K. Although the application of these specific standards and policies to executive officers is not expressly provided in a formal written policy, the Company’s Code of Ethics and Business Conduct provides that employees (including executive officers) and trustees of the Company should avoid conflicts of interest with regard to their own or the Company’s interest. Under the Code, a conflict of interest exists whenever an individual’s private interests interfere or are at odds with the interests of the Company. Any waiver of the provisions of the Code for executive officers or trustees may only be made by the Board, and any such waiver will be disclosed as required by law or regulation and the rules of the NYSE.

The Company does not have a formal written policy specifically for security holders covered by Item 404(a) of Regulation S-K. However, the Board applies the general standards and guidelines set forth in the guidelines and standards discussed above for purposes of determining transactions requiring disclosure under Item 404(a) of Regulation S-K. There have been no transactions with related persons since the beginning of fiscal 2021 reportable pursuant to applicable SEC rules.

2022 Proxy Statement	Page 75

Proposal No. 3 – Ratification of Appointment of Independent Registered Public Accounting Firm

What are you voting on?	We are asking our shareholders to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2022.

At the Annual Meeting, the shareholders are being asked to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2022. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its shareholders. Representatives of KPMG LLP are expected to be present at the annual meeting and will be available to make a statement and respond to appropriate questions about their services. Neither the trustees, nor the nominees for trustee have a personal interest in the approval of this proposal.

Vote Required	The affirmative vote of a majority of the votes cast on this proposal is required to approve this proposal.

Your Board recommends a vote “FOR” ratification of the Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm for 2022.

Fees Paid to the Independent Registered Public Accounting Firm

The following table sets forth the fees billed or expected to be billed to the Company by KPMG LLP for services rendered for the years ended December 31, 2021 and December 31, 2020.

	2021	2020
Audit Fees(1)	$1,040,800	$1,070,000
Audit-Related Fees	—	—
Tax Fees(2)	322,483	340,476
All Other Fees	—	—
Total	$1,363,283	$1,410,476

(1)

Audit fees relate to professional services rendered in connection with the audit of the Company’s annual consolidated financial statements and internal controls over financial reporting, the review of quarterly condensed consolidated financial statements included in the Company’s Form 10-Q reports, consents, comfort letters and audit services provided in connection with other statutory and regulatory filings.

(2)

Tax fees relate to professional services rendered in connection with tax preparation and compliance, tax consulting and advice and tax planning, including REIT tax compliance, and U.S. and Canadian tax compliance, as well as fees for tax advisory, planning or consulting services for certain nonrecurring capital structure events. Tax fees for the year ended December 31, 2021 includes $250,801 for tax return preparation and compliance and $71,682 for tax consulting. Accordingly, the Company’s audit and tax return preparation and compliance fees for fiscal 2021 totaled $1,291,601, or 94.7% of total fees, and non-audit fees

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for fiscal 2021 totaled $71,682, or 5.3% of total fees. Tax fees for the year ended December 31, 2020 includes $259,480 for tax return preparation and compliance and $80,996 for tax consulting. Accordingly, the Company’s audit and tax return preparation and compliance fees for fiscal 2020 totaled $1,329,480, or 94.3% of total fees, and non-audit fees for fiscal 2020 totaled $80,996, or 5.7% of total fees.

Pre-Approval Policies

The Audit Committee has adopted policies which require that the provision of services by the independent registered public accounting firm, and the fees therefore, be pre-approved by the Audit Committee. The policies are more particularly described in the section of this Proxy Statement titled “Company Governance – Audit Committee.” The services provided by KPMG LLP in 2021 and 2020 were pre-approved by the audit committee in accordance with those policies.

The Audit Committee considered whether KPMG LLP’s provision of tax services in 2021 and 2020 was compatible with maintaining its independence from management and the Company, and determined that the provision of those services was compatible with its independence.

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SHARE OWNERSHIP

Share Ownership of Trustees and Management

The following table shows as of March 7, 2022, the number of our shares beneficially owned by each of our trustees, the nominees for trustee and our named executive officers, and by all of the trustees and executive officers as a group. All information regarding beneficial ownership was furnished by the trustees, nominees and executive officers listed below. Unless otherwise indicated, each of our trustees and executive officers listed below has sole voting power and sole investment power with respect to the shares indicated as beneficially owned. In addition, unless otherwise indicated, the mailing address for each of our trustees and executive officers listed below is EPR Properties, 909 Walnut Street, Suite 200, Kansas City, Missouri 64106.

Title of Class	Name of Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent of Shares Outstanding(2)
Common Shares	Gregory K. Silvers(3)	608,620	*
Common Shares	Mark A. Peterson(4)	207,445	*
Common Shares	Craig L. Evans(5)	75,584	*
Common Shares	Gregory E. Zimmerman(6)	74,954	*
Common Shares	Barrett Brady(7)	65,315	*
Common Shares	Robert J. Druten(8)	57,674	*
Common Shares	Jack A. Newman, Jr.(9)	53,415	*
Common Shares	Tonya L. Mater(10)	40,680	*
Common Shares	Thomas M. Bloch(11)	40,114	*
Common Shares	Robin P. Sterneck(12)	30,835	*
Common Shares	Virginia E. Shanks(13)	18,322	*
Common Shares	James B. Connor(14)	17,878	*
Common Shares	Peter C. Brown(15)	16,782	*
Common Shares	Lisa G. Trimberger(16)	4,397	*
Common Shares	Caixia Ziegler(17)	1,397	*
Common Shares	All trustees, nominees and executive officers as a group (16 persons)(18)	1,335,451	1.78%

* Less than 1 percent.

(1)

Includes common shares which the named individuals hold and have the right to acquire within 60 days after March 7, 2022 under existing options and common shares issuable to the named individuals upon settlement of restricted share units that settle (or can settle) within 60 days after March 7, 2022. Also includes nonvested restricted common shares which the named individuals hold because the individuals have voting rights with respect to such shares.

(2)	Applicable percentages are based on 74,968,334 of our common shares outstanding as of March 7, 2022, adjusted as required by the rules promulgated by the SEC.

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(3)	Amount includes 61,554 common shares indirectly held in a trust, 24,361 common shares issuable upon the exercise of options and 157,340 nonvested restricted common shares.

(4)	Amount includes 117,575 common shares indirectly held in a trust with Mr. Peterson’s spouse, 21,295 common shares issuable upon the exercise of options and 68,575 nonvested restricted common shares.

(5)	Amount includes 22,500 common shares held in trust, 9,342 common shares held jointly with Mr. Evans’ spouse and 43,742 nonvested restricted common shares.

(6)	Amount includes 20,099 common shares held indirectly in a trust and 54,855 nonvested restricted common shares.

(7)	Amount includes 14,947 common shares indirectly held in a trust, 1,093 common shares issuable upon the exercise of options and 49,275 common shares issuable upon settlement of restricted share units.

(8)	Amount includes 18,459 common shares issuable upon settlement of restricted share units.

(9)	Amount includes 1,093 common shares issuable upon the exercise of options, 45,836 common shares issuable upon settlement of restricted share units.

(10)	Amount includes 1,201 common shares issuable upon the exercise of options and 19,160 nonvested restricted common shares.

(11)	Amount includes 1,000 common shares indirectly held in a trust and 5,708 common shares issuable upon settlement of restricted share units.

(12)	Amount includes 30,835 common shares issuable upon settlement of restricted share units.

(13)	Amount includes 11,783 common shares issuable upon settlement of restricted share units.

(14)	Amount includes 17,878 common shares issuable upon settlement of restricted share units.

(15)	Amount includes 4,137 common shares issuable upon settlement of restricted share units.

(16)	Amount includes 1,397 common shares issuable upon settlement of restricted share units.

(17)	Amount includes 1,397 common shares issuable upon settlement of restricted share units.

(18)

Shares held by all trustees, nominees and executive officers as a group reported in the table include 49,043 common shares that the individuals have the right to acquire under options, 186,705 common shares issuable to the individuals upon settlement of restricted share units and 343,672 nonvested restricted common shares.

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Principal Shareholders

The following table shows as of March 7, 2022, the number of our common shares beneficially owned by each person or group that we know beneficially owns more than 5% of our common shares. Except as stated below, we know of no single person or group that is the beneficial owner of more than 5% of our common shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding(1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	11,252,803(2)	15.0%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	11,104,006(3)	14.8%
Invesco Ltd. 1555 Peachtree Street NE Suite 1800 Atlanta, GA 30309	6,371,303(4)	8.5%

(1)	Applicable percentages are based on 74,968,334 of our common shares outstanding as of March 7, 2022, adjusted as required by the rules promulgated by the SEC.

(2)

Based solely on disclosures made by BlackRock, Inc. (“BlackRock”) in a report on Schedule 13G/A filed with the SEC on January 27, 2022. In the Schedule 13G/A filed by BlackRock, BlackRock reports having sole voting power over 9,986,989 common shares and sole dispositive power over 11,252,803 common shares. Additionally, the Schedule 13G/A filed by BlackRock reports that BlackRock is the parent holding company or control person for certain subsidiaries that have acquired our common shares and that are listed in that Schedule 13G/A.

(3)

Based solely on disclosures made by The Vanguard Group, Inc. (“Vanguard”) in a report on Schedule 13G/A filed with the SEC on February 10, 2022. In the Schedule 13G/A filed by Vanguard, Vanguard reports having sole dispositive power over 10,929,635 common shares, shared voting power over 108,198 common shares and shared dispositive power over 174,371 common shares. Additionally, the Schedule 13G/A filed by Vanguard reports that Vanguard is the parent holding company or control person for certain subsidiaries that have acquired our common shares and that are listed in that Schedule 13G/A.

(4)

Based solely on disclosures made by Invesco Ltd. (“Invesco”) in a report on Schedule 13G/A filed with the SEC on February 9, 2022. In the Schedule 13G filed by Invesco, Invesco reports having sole voting power over 6,318,902 common shares and sole dispositive power over 6,371,303 common shares. Additionally, the Schedule 13G filed by Invesco reports that Invesco is the parent holding company or control person for certain subsidiaries that have acquired our common shares and that are listed in that Schedule 13G/A.

2022 Proxy Statement	Page 80

SHAREHOLDER PROPOSALS, TRUSTEE NOMINATIONS

AND RELATED BYLAW PROVISIONS

What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders?

You may submit proposals for consideration at future shareholder meetings. For a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the annual meeting next year, the Secretary must receive the written proposal at our principal executive offices no later than December 15, 2022. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. Proposals should be addressed to:

Secretary

EPR Properties

909 Walnut Street, Suite 200

Kansas City, Missouri 64106

For a shareholder proposal that is not intended to be included in the Company’s proxy statement under Rule 14a-8, the shareholder must provide the information required by the Company’s Bylaws and give timely notice to the Secretary in accordance with the Company’s Bylaws, which, in general, require that the notice be received by the Secretary:

•	Not earlier than the close of business on February 26, 2023; and

•	Not later than the close of business on March 28, 2023.

If the date of the shareholder meeting is moved more than 30 days before or 60 days after the anniversary of the Company’s annual meeting for the prior year, then notice of a shareholder proposal that is not intended to be included in the Company’s proxy statement under Rule 14a-8 must be received no earlier than the close of business 90 days prior to the meeting and not later than the close of business 60 days prior to the meeting.

How may I recommend or nominate individuals to serve as trustees?

You may propose trustee candidates for consideration by the Board’s Nominating/Company Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to the Secretary at the address of our principal executive offices set forth above.

In addition, the Company’s Bylaws permit shareholders to nominate trustees for election at an annual shareholder meeting. To nominate a trustee, the shareholder must deliver the information required by the Company’s Bylaws.

What is the deadline to propose or nominate individuals to serve as trustees?

A shareholder may send a proposed trustee’s candidate’s name and information to the Board at any time. Generally, such proposed candidates are considered at the Board meeting prior to the annual meeting.

To nominate an individual for election at an annual shareholder meeting, the shareholder must give timely notice to the Secretary in accordance with the Company’s Bylaws, which, in general, require that the notice be received by the Secretary between the close of business on February 26, 2023 and the close of business on March 28, 2023, unless the date of the shareholder meeting is moved more than 30 days before or 60 days after the anniversary of the Company’s annual meeting for the prior year,

2022 Proxy Statement	Page 81

then notice of a shareholder nomination must be received no earlier than the close of business 90 days prior to the meeting and not later than the close of business 60 days prior to the meeting.

How may I obtain a copy of the Company’s Bylaw provisions regarding shareholder proposals and trustee nominations?

You may contact the Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating trustee candidates. The Company’s Bylaws also are available on the Company’s website at www.eprkc.com.

Must the Board of Trustees approve my proposal?

Our Declaration of Trust provides that the submission of any action to the shareholders for their consideration must first be approved by the Board of Trustees.

2022 Proxy Statement	Page 82

OTHER MATTERS

As of the date of this Proxy Statement, we have not been presented with any other business for consideration at the Annual Meeting. If any other matter is properly brought before the meeting for action by the shareholders, your proxy (unless revoked) will be voted in accordance with the recommendation of the Board of Trustees, or the judgment of the proxy holders if no recommendation is made.

2022 Proxy Statement	Page 83

MISCELLANEOUS

Proxy Solicitation

The Company has made these proxy materials available to shareholders in connection with our Board of Trustees’ solicitation of proxies for use at the Annual Meeting. We will bear all costs of the solicitation. After the initial mailing of the Notice, proxies may be solicited by mail, telephone, telegram, facsimile, e-mail or personally by trustees, officers, employees or agents of the Company. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the Notice to the beneficial owners of shares held of record by them, forward printed proxy materials by mail to such beneficial owners who specifically request them and obtain such beneficial owners’ voting instructions, and their reasonable out-of-pocket expenses, together with those of our transfer agent, will be paid by us.

Annual Report

We refer you to our Annual Report, containing consolidated financial statements for the year ended December 31, 2021, filed with the SEC. Alternatively, you may access our Annual Report on our website at www.eprkc.com. You must not regard the Annual Report as additional proxy solicitation material.

We will provide without charge, upon written request to the Secretary of the Company at the address listed on the cover page of this proxy statement, a copy of our annual report on Form 10-K, including the consolidated financial statements and financial statement schedules, filed with the Securities and Exchange Commission for the year ended December 31, 2021.

BY ORDER OF THE BOARD OF TRUSTEES

2022 Proxy Statement	Page 84

EPR Properties®
The Diversified Experiential REIT℠

VOTE

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ENDORSEMENT_LINE______________ SACKPACK_____________

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Your vote matters – here's how to vote!

2022 Annual Meeting Proxy Card

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1. Election of Trustees:

	For	Withhold		For	Withhold		For	Withhold
01 - Thomas M. Bloch	☐	☐	02 - Peter C. Brown	☐	☐	03 - James B. Connor	☐	☐
04 - Jack A. Newman, Jr.	☐	☐	05 - Virginia E. Shanks	☐	☐	06 - Gregory K. Silvers	☐	☐
07 - Robin P. Sterneck	☐	☐	08 - Lisa G. Trimberger	☐	☐	09 - Caixia Ziegler	☐	☐

C 1234567890 J N T
1 U P X 5 3 0 9 3 3

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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ENDORSEMENT LINE SACKPACK C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 1:00 a.m., Central Time, on May 27, 2022. Online Go to www.envisionreports.com/EPR or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/EPR Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2022 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals — The Board of Trustees unanimously recommends a vote FOR the election of the nominees listed in Proposal 1 and FOR Proposals 2 and 3: 1. Election of Trustees: 01—Thomas M. Bloch 04—Jack A. Newman, Jr. 07—Robin P. Sterneck For Withhold 02—Peter C. Brown 05—Virginia E. Shanks 08—Lisa G. Trimberger For Withhold 03—James B. Connor 06—Gregory K. Silvers 09—Caixia Ziegler For Withhold 2. To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed in these proxy materials. 4. To act upon any other matters that may properly come before the meeting or any adjournment or postponement thereof. For Against Abstain 3. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2022. For Against Abstain Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

YOUR VOTE IS IMPORTANT Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.envisionreports.com/EPR Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/EPR IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy—EPR Properties This proxy is being solicited on behalf of the Board of Trustees for the Annual Meeting of Shareholders on Friday, May 27, 2022. As a shareholder of EPR Properties (the “Company”), I appoint Gregory K. Silvers, Mark A. Peterson and Craig L. Evans as my attorneys-in-fact and proxies (with full power of substitution), and authorize each of them to represent me at the Annual Meeting of Shareholders of the Company to be held at the Company’s offices at 909 Walnut Street, Suite 200, Kansas City, MO 64106, on Friday, May 27, 2022 at 11:00 a.m. (Central Time), and at any adjournment or postponement of the meeting, and to vote the common shares of beneficial interest in the Company held by me as designated on the reverse side. This proxy revokes all prior proxies given by me. This proxy, when properly executed, will be voted in the manner directed herein by the shareholder. If no choice is indicated on the proxy, the persons named as proxies intend to vote FOR the election of the nominees listed in Proposal 1 and FOR Proposals 2 and 3. If any other matters come before the meeting, the persons named as proxies will vote in their discretion. PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE C Non-Voting Items Comments — Please print your comments below. Change of Address — Please print new address below.